EXHIBIT 10.15

CREDIT AGREEMENT
dated as of
February 23, 2022
among
KEURIG DR PEPPER INC.,
as Borrower
THE LENDERS AND ISSUING BANKS PARTY HERETO
and
JPMORGAN CHASE BANK, N.A.
as Administrative Agent
JPMORGAN CHASE BANK, N.A.,
BOFA SECURITIES, INC.
and
GOLDMAN SACHS BANK USA
as Joint Lead Arrangers and Joint Bookrunners
BANK OF AMERICA, N.A.
and
GOLDMAN SACHS BANK USA
as Syndication Agents
BNP PARIBAS, INTESA SANPAOLO S.P.A., NEW YORK BRANCH,
MIZUHO BANK, LTD., MORGAN STANLEY MUFG LOAN PARTNERS, LLC,
SUMITOMO MITSUI BANKING CORPORATION, TRUIST BANK
and
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Documentation Agents

i

SCHEDULES:
Schedule 2.01     Commitments
Schedule 2.05     Existing Letters of Credit
Schedule 6.01     Existing Liens
Schedule 6.05     Transactions with Affiliates

EXHIBITS:
Exhibit A    Form of Assignment and Assumption
Exhibit B    Form of Guaranty
Exhibit C    Form of New Lender Supplement
Exhibit D-1    Form of U.S. Tax Compliance Certificate
(Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-2    Form of U.S. Tax Compliance Certificate
(Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-3    Form of U.S. Tax Compliance Certificate
(Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-4    Form of U.S. Tax Compliance Certificate
(Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E    Form of Solvency Certificate

CREDIT AGREEMENT dated as of February 23, 2022 (as amended, restated, increased, extended, supplemented or otherwise modified from time to time, this “Agreement”), among KEURIG DR PEPPER INC., as Borrower, the LENDERS and ISSUING BANKS from time to time party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
ARTICLE I

DEFINITIONS
Section 1.01Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any dollar Loan or dollar Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternative Base Rate.
“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.10%; provided that if the Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted Interest Expense” means, with respect to any Person, for any period, the amount of adjusted interest expense reflected on the Borrower’s Reconciliation of Certain Reported Items to Certain Non-GAAP Adjusted Items set forth in the Borrower’s form 10-Q or form 10-K filed with the SEC.
“Adjusted Term SOFR Rate” means, for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder, and any successor appointed pursuant to Section 8.01(f).
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent Parties” has the meaning assigned to such term in Section 9.01(d).

“Agents” means, collectively, the Administrative Agent, and the Syndication Agents and Documentation Agents.
“Agreed Currencies” means dollars, Canadian Dollars, Pounds Sterling and Euros.
“Agreement” has the meaning assigned to such term in the preamble.
“Agreement Currency” has the meaning assigned to such term in Section 9.18.
“Alternative Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two (2) U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day), provided that, for the purposes of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternative Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternative Base Rate is being used as an alternate rate of interest pursuant to Section 2.13 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.13(b)), then the Alternative Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternative Base Rate as determined pursuant to the foregoing would be less than one percent (1%), such rate shall be deemed to be one percent (1%) for purposes of this Agreement.
“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time that prohibit bribery or corruption.
“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that in the case of Section 2.19 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.
“Applicable Rate” means, for any day, with respect to any ABR Loan, Canadian Prime Rate Loan, Term Benchmark Loan or BA Rate Loan, or with respect to the Commitment Fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR and Canadian Prime Rate Spread”, “Term Benchmark, BA Rate and Daily Benchmark Spread” or “Commitment Fee Rate”, as the case may be, based upon the ratings by S&P and Moody’s, respectively, applicable on such date to the Index Debt:

Index Debt Ratings:	ABR and Canadian Prime Rate Spread	Term Benchmark, BA Rate and Daily Benchmark Spread	Commitment Fee Rate
Category 1 Index Debt ratings of at least A- by S&P and/or A3 by Moody’s	0.000%	0.875%	0.080%
Category 2 Index Debt ratings less than Category 1, but at least BBB+ by S&P and/or Baal by Moody’s	0.000%	1.000%	0.090%
Category 3 Index Debt ratings less than Category 2, but at least BBB by S&P and/or Baa2 by Moody’s	0.125%	1.125%	0.100%
Category 4 Index Debt ratings less than Category 3, but at least BBB- by S&P and/or Baa3 by Moody’s	0.250%	1.250%	0.150%
Category 5 Index Debt ratings less than Category 4	0.500%	1.500%	0.200%
For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 5; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two ratings; and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders pursuant to Section 5.01 or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Required Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.
“Approved Fund” has the meaning assigned to such term in Section 9.04(b)(ii).
“ASC” has the meaning assigned to such term in Section 1.04(a).
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by

Section 9.04(b)), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Auto-Renewal Letter of Credit” has the meaning assigned to such term in Section 2.05(c).
“Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments in full.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.13.
“BA Period” means with respect to any BA Rate Loan, the period commencing on the Business Day on which such Loan is disbursed or continued or on the date of a conversion on which a Canadian Prime Rate Loan is converted into a BA Rate Loan and ending on the date that is one or three months (or, to the extent agreed to by all Lenders, twelve months or a shorter period) thereafter, as selected by the Borrower in the relevant Borrowing Request or Interest Election Request; provided that, (i) if any BA Period would otherwise end on a day that is not a Business Day, such BA Period shall expire on the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such BA Period shall end on the immediately preceding Business Day; and (ii) any BA Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such BA Period) shall end on the last Business Day of the last calendar month of such BA Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“BA Rate” means (a) for any Lender that is a Schedule I chartered bank under the Bank Act (Canada), CDOR Screen Rate and (b) for any other Lender, the lesser of (i) the discount rate at which such Lender is prepared to purchase bankers’ acceptances or (ii) CDOR Screen Rate plus 0.10%. When used in reference to any Loan or Borrowing, “BA Rate” shall refer to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the BA Rate as set forth in the preceding sentence. If the BA Rate shall be less than zero, it shall be deemed zero for purposes hereof.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the

United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Benchmark” means, initially, with respect to any (i) Loan denominated in any Foreign Currency, the Relevant Rate for such currency or (ii) Term Benchmark Loan denominated in Dollars, the Term SOFR Rate; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to any Relevant Rate, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.13.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, for any Loans denominated in a Foreign Currency, “Benchmark Replacement” shall mean the alternative set forth in (2) below:
(1) the Adjusted Daily Simple SOFR;
(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Alternative Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Daily Benchmark Rate Business Day”, the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides, in consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one (1) or more of the following events with respect to such then-current Benchmark:
(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America (or any successor thereto).
“Bookrunners” means, collectively, JPMorgan, BofA Securities, Inc. and Goldman Sachs Bank USA, in their capacities as lead arrangers and bookrunners.
“Borrower” means Keurig Dr Pepper Inc., a Delaware corporation.
“Borrowing” means an advance of Loans of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect or in the case of BA Rate Loans, as to which a single BA Period is in effect.
“Borrowing Minimum” means, in respect of Borrowings denominated in dollars, $10,000,000, in respect of Borrowings denominated in Canadian Dollars, C$10,000,000, in respect of Borrowings denominated in Euros, €10,000,000 and in respect of Borrowings denominated in Pounds Sterling, £10,000,000.
“Borrowing Multiple” means, in respect of Borrowings denominated in dollars, $1,000,000, in respect of Borrowings denominated in Canadian Dollars, C$1,000,000, in respect of Borrowings denominated in Euros, €1,000,000 and in respect of Borrowings denominated in Pounds Sterling, £1,000,000.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.
“Business Day” means (a) any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, (b) if such day relates to any interest rate setting as to any Term Benchmark Loan or Letter of Credit denominated in dollars, any funding, disbursement, settlement and/or payments in dollars in respect of such Term Benchmark Loan or Letter of Credit or any other dealing in dollars to be carried out pursuant to this Agreement in respect of any such Term Benchmark Loan, any such day that is also a day on which banks are open for business in New York City or Chicago, (c) if such day relates to any interest rate setting as to any BA Rate Loans, Canadian Prime Rate Loans or Letter of Credit denominated in Canadian Dollars, any funding, disbursement, settlement and/or payments in respect of such BA Rate Loans, Canadian Prime Rate Loans or Letter of Credit or any other dealing in Canadian Dollars to be carried out pursuant to this Agreement in respect of any such BA Rate Loans, Canadian Prime Rate Loan or Letter of Credit, any such day that is also a day which is a legal holiday in the Province of Ontario or is a day on which banking institutions are authorized or required to close in Toronto, Ontario, (d) if such day relates to any interest rate setting as to an Term Benchmark Loan or Letter of Credit denominated in Euros, any funding, disbursement, settlement and/or payment in Euros in respect of such Term Benchmark Loan or Letter of Credit or any other dealing in Euros to be carried out pursuant to this Agreement in respect of any such Term Benchmark Loan, any such day that is also a TARGET Day and (e) if such day relates to any interest rate setting as to a Daily Benchmark Loan or Letter of Credit denominated in Pounds Sterling, any funding, disbursement, settlement and/or payment in Pounds Sterling in respect of such Daily Benchmark Loan or Letter of Credit or any other dealing in Pounds Sterling to be carried out pursuant to this Agreement in respect of any such Daily Benchmark Loan, any such day that is also a Daily Benchmark Rate Business Day.
“Calculation Date” means (a) with respect to any Borrowing or issuance of a Letter of Credit in a Foreign Currency, the date that is two Business Days prior to the date of such Borrowing or issuance or, if applicable, the date of conversion/continuation of any Borrowing as a Borrowing in a Foreign Currency and (b) with respect to all outstanding Borrowings or Letters of Credit, the last Business Day of each calendar quarter and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.
“Canadian Dollars” or “C$” refers to the lawful currency of Canada.
“Canadian Prime Rate” means, as of any date, the rate of interest per annum equal to the per annum rate of interest quoted or established as the “prime rate” of the Administrative Agent which it quotes or establishes for such day as its reference rate of interest in order to determine interest rates for commercial loans made by it in Canadian Dollars in Canada to Canadian borrowers, adjusted automatically with each quoted or established change in such rate. When used in reference to any Loan or Borrowing, “Canadian Prime Rate” shall refer to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Canadian Prime Rate as set forth in the preceding sentence.
“CBR Spread” means the Applicable Rate applicable to any Loan that is replaced by a Loan that bears interest by reference to the Central Bank Rate, which shall be equal to the Applicable Rate applicable to such Loan prior to its replacement with a Loan that bears interest by reference to the Central Bank Rate.
“CDOR Screen Rate” means for the relevant BA Period, the Canadian deposit offered rate which, in turn means on any day the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant BA Period for CAD Dollar-denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time, as of 10:00 a.m. Toronto local time on the first day of such BA Period and, if such day is not a business day, then on the immediately preceding business day (as adjusted by Administrative Agent after 10:00 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest). If such rate does not appear on the “Reuters Screen CDOR Page” as provided in preceding sentence, the Administrative Agent may elect (i) the CDOR Screen Rate on any day shall be calculated as the arithmetic average of the annual discount rates for such term applicable to Canadian Dollar bankers’ acceptances of, and as quoted by, the reference banks reasonably selected by the Administrative Agent and notified to the Borrower, as of 10:00 a.m. on that day, or if that day is not a Business Day, then on the immediately preceding Business Day, or (ii) then the Canadian deposit offered rate component of such rate on that day shall be calculated as the cost of funds quoted by the Administrative Agent to raise Canadian Dollars for the applicable BA Period as of 10:00 a.m. Toronto local time on such day for commercial loans or other extensions of credit to businesses of comparable credit risk; or if such day is not a Business Day, then as quoted by the Administrative Agent on the immediately preceding Business Day. If the CDOR Screen Rate shall be less than zero, the CDOR Screen Rate shall be deemed to be zero for purposes of this Agreement.
“Central Bank Rate” means, (A) the greater of (i) for any Loan denominated in (a) Pounds Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, and (c) any other Foreign Currency, a central bank rate as determined by the Administrative Agent in its reasonable discretion and (ii) the Floor; plus (B) the applicable Central Bank Rate Adjustment.
“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Term Benchmark Rate applicable for Euros for the five most recent Business Days preceding such day for which the EURIBO Rate was available (excluding, from such averaging, the highest and the lowest Term Benchmark Rates applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, (b) Pounds Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Daily Benchmark Rate for Pounds Sterling Borrowings for the five most recent Daily Benchmark Rate Business Days preceding such day for which SONIA was available (excluding, from such averaging, the highest and the lowest such Daily Benchmark Rates applicable during such period of five Daily Benchmark Rate Business Days) minus (ii) the Central Bank Rate in respect of Pounds Sterling in effect on the last Daily Benchmark Rate Business Day in such period and (c) any other Foreign Currency, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the EURIBO Rate on any day shall be the EURIBO Rate on such day at approximately the time referred to in the definition of such term for deposits in Euro for a maturity of one month.
“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“CFC Holdco” means a Domestic Subsidiary substantially all of whose assets consist (directly or indirectly through entities that are disregarded for U.S. federal income tax purposes) of the voting Stock and/or Stock Equivalents of one or more CFCs.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) (other than any corporation owned, directly or indirectly, by the stockholders of the Borrower in substantially the same proportions as their ownership of stock in the Borrower), of Stock representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Stock of the Borrower or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated or approved by the board of directors of the Borrower nor (ii) approved or appointed by directors so nominated.
“Change in Law” means the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement, (a) the adoption of any law, rule, regulation or treaty by any Governmental Authority, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary (x) all requests, rules, guidelines or directives issued under, or in connection with, the Dodd-Frank Wall Street Reform and Consumer Protection Act and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Charges” has the meaning assigned to such term in Section 9.13.
“Closing Date” has the meaning assigned to such term in Section 4.01.
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term SOFR (or a successor administrator).
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Commitment” means, as to each Lender, its obligation to (a) make Loans to the Borrower pursuant to Section 2.01 and (b) purchase participations in Letters of Credit and LC Disbursements, in an aggregate principal amount at any one time outstanding not to exceed the dollar amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or established in accordance with Section 2.20, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Commitments as of the Closing Date is $4,000,000,000.
“Commitment Fee” has the meaning assigned to such term in Section 2.11(a).

“Commitment Increase” has the meaning assigned to such term in Section 2.20(a).
“Communications” has the meaning provided to such term in Section 9.01(b).
“Consolidated” means, with respect to any Person, the consolidation of accounts of such Person and its subsidiaries in accordance with GAAP.
“Consolidated EBITDA” means, with respect to any Person, for any period, Consolidated Net Income of such Person for such period plus (A) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of:
1)the aggregate amount of Consolidated Interest Expense for such period,
2)expense for income taxes paid or accrued for such period,
3)all amounts attributable to (i) the write-off or amortization of deferred financing costs and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness or (ii) depreciation, amortization (including amortization of goodwill and other intangible assets) or impairment of goodwill or other intangible assets for such period,
4)(i) any extraordinary, unusual or non-recurring charges, expenses and losses during such period (including costs, expenses and payments, in connection with actual or prospective litigation, legal settlements, fines, judgments or orders), (ii) any non-cash charges, expenses or losses and (iii) any costs, charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings, synergies, operating expense reductions, business optimization initiatives, integration, transition, decommissioning, consolidation and other restructuring costs, charges, accruals, reserves or expenses (including costs related to the opening, pre-opening, expansion, closure and/or consolidation of stores, offices and facilities (including rent termination, moving and relocation costs), costs related to the termination of distributor and joint venture arrangements and discontinued operations, costs, expenses or charges associated with inventory obsolescence (including, resulting from discontinued products and excess inventory), retention charges, contract termination costs, recruiting, signing, retention or completion bonuses and expenses, severance expenses and any cost associated with any modification to any pension and post-retirement employee benefit plan, software and other systems development, establishment and implementation costs, costs relating to entry into a new market, project startup costs, costs relating to any strategic initiative or new operations and conversion costs and any business development, consulting or legal costs and fees relating to the foregoing),
5)the aggregate amount of all non-cash compensation charges incurred during such period arising from the grant of or the issuance of Stock or Stock Equivalents and any equity incentive plans, arrangements or programs,
6)any loss realized by such Person or any of its Subsidiaries in connection with any dispositions (other than sales of inventory in the ordinary course of business) or discontinued operations that occur during such period,

7)at the discretion of the Borrower, Transaction Costs (including those related to the Transactions) incurred or paid in cash in such period (whether or not such underlying transaction is successful),
8)the amount of pro forma cost savings, operating expense reductions and synergies related to any acquisitions or other investments, dispositions, restructurings, cost savings initiatives or other initiatives that are reasonably identifiable, factually supportable and projected by the Borrower in good faith to result from actions taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) within 24 months after such acquisition or other investment, disposition, restructuring, cost savings initiative or other initiative, net of the amount of actual benefits realized prior to or during such period from such actions,
9)any earn-out obligation and contingent consideration obligations (including adjustments thereof and purchase price adjustments) incurred in connection with any acquisition or other investment (including any acquisition or other investment consummated prior to the Closing Date) which is paid or accrued during the applicable period,
10)the amount of any expense or deduction associated with any subsidiary of such Person attributable to non-controlling interests or minority interests of third parties,
11)the amount of any fee, cost, expense or reserve, including in respect of any product recall, to the extent actually reimbursed or reimbursable by third parties pursuant to indemnification, reimbursement, insurance or similar arrangements; provided that, the Borrower in good faith expects to receive reimbursement for such fee, cost, expense or reserve within the next four fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such reimbursement amounts shall be deducted in calculating Consolidated EBITDA for such fiscal quarters),
12)(i) any unrealized or realized net foreign currency translation or transaction gains or losses, and (ii) any unrealized net losses, charges or expenses and unrealized net gains in the fair market value of any arrangements under any swap, cap, collar, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, and
13)the amount of any charge, cost or expense in connection with a single or one-time event, including, without limitation, in connection with (x) any acquisition or other investment consummated before or after the Closing Date, (y) the consolidation, closing or reconfiguration of any facility during such period and (z) early extinguishment of Indebtedness, minus (B) without duplication and to the extent included in determining such Consolidated Net Income, the sum of (i) any extraordinary, unusual or non-recurring income or gains during such period, (ii) any credit for income taxes paid or accrued in such period, (iii) any other gains realized by such Person or any of its Subsidiaries in connection with any dispositions (other than sales of inventory in the ordinary course of business) that occur during such period and (iv) any other non-cash income or gains during such period.
“Consolidated Interest Coverage Ratio” means, as of the last day of any fiscal quarter of the Borrower, the ratio of (a) Consolidated EBITDA for the most recently ended four fiscal quarter period of the Borrower for which financial statements have been (or were required to be) delivered pursuant to Section 5.01(a) or Section 5.01(b) to (b) Adjusted Interest Expense for the period ending on such date.
“Consolidated Interest Expense” means, with respect to any Person, for any period, the amount of interest expense reflected on the consolidated statement of income of such Person and its subsidiaries for such period in conformity with GAAP.
“Consolidated Net Income” means, with respect to any Person, for any period, the amount of net income reflected on the consolidated statement of income of such Person and its subsidiaries for such period in conformity with GAAP.
“Consolidated Total Assets” means, as of the date of determination, total assets of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Corresponding Tenor” means with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covered Entity” means any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Credit Party” means the Administrative Agent, any Issuing Bank or any other Lender.
“Daily Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans, comprising such Borrowing, are bearing interest at a rate determined by reference to the Daily Benchmark Rate.

“Daily Benchmark Rate” means, for any day, an interest rate per annum equal to, for Loans denominated in Pounds Sterling, SONIA for the day that is five Daily Benchmark Rate Business Days prior to (i) if such day is a Daily Benchmark Rate Business Day, such day or (ii) if such day is not a Daily Benchmark Rate Business Day, the Daily Benchmark Rate Business Day immediately preceding such day; provided that, if the Daily Benchmark Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for purposes of this Agreement.
“Daily Benchmark Rate Business Day” means, for any Loan denominated in Pounds Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day that is five Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, any Issuing Bank or the Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the receipt by the Administrative Agent, any Issuing Bank or the Borrower, as applicable, of such certification in form and substance satisfactory to the requesting party and the Administrative Agent, or (d) has or has had a direct or indirect parent become the subject (i) of a Bankruptcy Event or (ii) Bail-In Action; provided further that a Lender shall not become a Defaulting Lender solely as a result of the acquisition or maintenance of an ownership interest in such Lender or Person controlling such Lender or the exercise of control over such Lender or Person controlling such Lender by a Governmental Authority or an instrumentality thereof.
“Disclosing Party” has the meaning assigned to such term in Section 9.12(a).
“Disregarded Lender” has the meaning assigned to such term in Section 2.19(f).
“Dividing Person” has the meaning assigned to it in the definition of “Division”.
“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.
“Division Successor Borrower” has the meaning assigned to such term in Section 6.02(a).
“Documentation Agents” means the financial institutions listed on the cover page hereto.
“Dollar Equivalent” of any currency at any date shall mean (i) the amount of such currency if such currency is dollars or (ii) the equivalent amount in dollars of such currency if such currency is a Foreign Currency, calculated on the basis of the Exchange Rate for such currency, on or as of the most recent Calculation Date provided for in Section 1.05.
“dollars” or “$” refers to lawful money of the United States of America.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the U.S., any state thereof or the District of Columbia.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of a financial institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic System” has the meaning provided to such term in Section 9.01(b).
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating to the protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or, as such relate to exposure to Hazardous Materials, to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(b), (c), (m), (n) or (o) of the Code
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) any failure to satisfy statutory minimum funding standards with respect to any Plan; (c) the filing pursuant to Section 412(c) of the Code of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBO Rate” means, for any Interest Period, the rate appearing on Reuters Screen EURIBOR01 (or on any successor or substitute page of Reuters, or any successor to or substitute for Reuters, providing rate quotations comparable to those currently provided on such page of Reuters, as determined by the Administrative Agent with notice to the Borrower from time to time for purposes of providing quotations of interest rates applicable to deposits in Euro by reference to the Banking Federation of the European Union Settlement Rates for deposits in Euro) at approximately 11:00 a.m., Brussels time, two TARGET Days prior to the commencement of such Interest Period, as the rate for deposits in Euro with a maturity comparable to such Interest Period or, if for any reason such rate is not available for the applicable Interest Period but is available for periods that are shorter than and longer than such Interest Period, the rate per annum that results from interpolating on a linear basis between the rate for the longest available period that is shorter than such Interest Period and the shortest available period that is longer than such Interest Period, then the EURIBO Rate shall be such interpolated screen rate. If the EURIBO Rate shall be less than zero, it shall be deemed zero for purposes hereof.
“Euro” or “€” refers to the lawful currency of the European Union as constituted by the Treaty of Rome which established the European Community, as such treaty may be amended from time to time and as referred to in the EMU legislation.
“Event of Default” has the meaning assigned to such term in Article VII.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
“Exchange Rate” means, on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into dollars, as set forth at approximately 11:00 a.m., Local Time, on such date on the Reuters World Currency Page for such Foreign Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such Foreign Currency on the London market at 11:00 a.m., Local Time, on such date for the purchase of dollars with such Foreign Currency, for delivery two Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.
“Excluded Subsidiary” means (a) any Foreign Subsidiary, (b) any Domestic Subsidiary (i) that is a direct or indirect subsidiary of a Foreign Subsidiary or a CFC Holdco or (ii) that is a CFC Holdco or (c) any Subsidiary with respect to which the Guaranty would result in material adverse Tax consequences as reasonably determined by the Borrower in consultation with the Administrative Agent.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment or otherwise under a Loan Document pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 2.18(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16(a), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(e) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Credit Agreements” means (i) that certain credit agreement, dated as of February 28, 2018, among the Borrower, the lenders party thereto and the Administrative Agent, and (ii) that certain credit agreement, dated as of March 24, 2021, among the Borrower, the lenders party thereto and Bank of America, N.A., as administrative agent.
“Existing Letters of Credit” means each letter of credit issued prior to the Closing Date and listed on Schedule 2.05.
“Existing Maturity Date” has the meaning assigned to such term in Section 2.21(a).
“Extending Lender” has the meaning assigned to such term in Section 2.21(b)(ii).
“Extension Request” means a written request from the Borrower to the Administrative Agent requesting an extension of the Maturity Date pursuant to Section 2.21.
“Facility Termination” has the meaning assigned to such term in Section 9.17(c).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate. If the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Federal Reserve Bank of New York’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Fee Letter” means the agency fee letter agreement dated February 23, 2022, between the Borrower and JPMorgan.
“Finance Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as finance leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided, however, that all obligations of any Person that are or would have been treated as operating leases (including for avoidance of doubt, any network lease or any operating indefeasible right of use) for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as Finance Lease Obligations in the financial statements to be delivered pursuant to Section 5.01.
“Financial Officer” means, with respect to any Person, its chief financial officer, principal accounting officer, treasurer or controller.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to each Term Benchmark Rate, the BA Rate, the Daily Benchmark Rate, the Central Bank Rate or Adjusted Daily Simple SOFR, as applicable. As of the Closing Date, the Floor for each Term Benchmark Rate, the BA Rate, the Daily Benchmark Rate, the Central Bank Rate or Adjusted Daily Simple SOFR shall be 0%.
“Foreign Currencies” means, collectively, Canadian Dollars, Pounds Sterling and Euros.
“Foreign Lender” means any Lender that is not a U.S. Person.
“Foreign Subsidiary” means any Subsidiary that is not organized under the laws of the United States, any state thereof or the District of Columbia.
“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.
“Governmental Authority” means any supranational body, the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other payment obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other payment obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other payment obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other payment obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or payment obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets.
“Guarantor” means (a) each Subsidiary that is required to become (and is) a party to the Guaranty pursuant to Section 5.09 and (b) any other Subsidiary that voluntarily becomes a party to the Guaranty, in each case, other than those Subsidiaries released from their obligations under the Guaranty pursuant to Section 5.09, Section 9.17 or otherwise.
“Guaranty” means the Guaranty, executed and delivered by each Guarantor, in substantially the form of Exhibit B.
“Hazardous Materials” means all explosive or radioactive substances or wastes, petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances, materials or wastes of any nature regulated as hazardous or toxic, or a pollutant or contaminant, pursuant to any Environmental Law.
“Increasing Lender” has the meaning assigned to such term in Section 2.20(a).
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) intercompany expenses and charges among such Person and its subsidiaries, (ii) accounts payable incurred in the ordinary course of business and (iii) any earn-out obligation until such earn-out obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Finance Lease Obligations of such Person, (h) all obligations of such Person as an account party in respect of letters of credit and letters of guaranty (but only to the extent drawn and not reimbursed) and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person for purposes of clause (e) above shall be deemed to be the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith. Notwithstanding the foregoing, any Indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Permitted Investments (in an amount sufficient to satisfy all such obligations relating to such Indebtedness at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the benefit of the holders of such Indebtedness, and subject to the other applicable terms of the instrument governing such Indebtedness, shall, to the extent so defeased, not constitute or be deemed “Indebtedness”.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” has the meaning assigned to such term in Section 9.03(b).
“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person (other than, for the avoidance of doubt, a Subsidiary) or subject to any other credit enhancement.
“Individual Letter of Credit Sublimit” means $67,000,000 with respect to JPMorgan Chase Bank, N.A., $67,000,000 with respect to Bank of America, N.A. and $67,000,000 with respect to Goldman Sachs Bank USA, or such greater amount as is agreed to by the applicable Issuing Bank and the Borrower and with respect to any other Issuing Bank, such sublimit as agreed among such Issuing Bank, the Borrower and the Administrative Agent.
“Information” has the meaning assigned to such term in Section 9.12(a).
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.
“Interest Payment Date” means (a) with respect to any ABR Loan or Canadian Prime Rate Loan (and for the purposes of Section 2.10(c) with respect to any Letter of Credit denominated in a Foreign Currency), the last day of each March, June, September and December, (b) with respect to any Term Benchmark Loan or BA Rate Loan, the last day of the Interest Period or BA Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period or BA Period of more than three months’ duration, each day prior to the last day of such Interest Period or BA Period that occurs at intervals of three months’ duration after the first day of such Interest Period or BA Period and (c) with respect to any Daily Benchmark Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month).
“Interest Period” means with respect to any Term Benchmark Borrowing the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Term Benchmark Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Issuing Bank” means (a) JPMorgan, Bank of America, N.A., and Goldman Sachs Bank USA and, in each case, its successors in such capacity as provided in Section 2.05(i) or (b) each Lender that hereafter becomes an Issuing Bank in accordance with Section 2.05(l); and in each case of clauses (a) and (b), any of its respective affiliates in its capacity as an issuer of a Letter of Credit.
“JPMorgan” means JPMorgan Chase Bank, N.A.
“Judgment Currency” has the meaning assigned to such term in Section 9.18.
“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit issued by such Issuing Bank.
“LC Disbursement Amount” means, in respect of a Letter of Credit denominated in dollars, $10,000,000, in respect of a Letter of Credit denominated in Canadian Dollars, C$10,000,000, in respect of a Letter of Credit denominated in Euros, €10,000,000 and in respect of a Letter of Credit denominated in Pounds Sterling, £10,000,000.
“LC Exposure” means, at any time, the sum of (a) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the Dollar Equivalent of the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption (including any Replacement Lender) or Section 2.20, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or Section 2.21(c).
“Letter of Credit” means any letter of credit issued pursuant to this Agreement.
“Lien” means any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge, security interest or similar preferential arrangement of any kind in the nature of security including any conditional sale agreement, finance lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing).
“Loan Documents” means, collectively, this Agreement, each Promissory Note, the Guaranty and, to the extent expressly designated as a “Loan Document” by the Borrower and the Administrative Agent, each certificate, agreement or document executed by the Borrower or any of its Subsidiaries and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing.
“Loan Parties” means, as of any date, the Borrower and each Guarantor. “Loans” means loans made pursuant to Section 2.01.
“Local Time” means (i) New York City time in the case of a Loan or Borrowing denominated in dollars or Canadian Dollars and (ii) local time in the case of a Loan or Borrowing denominated in Pounds Sterling or Euros (it being understood that such local time shall mean London, England time unless otherwise notified by the Administrative Agent).
“Material Adverse Change” means any material adverse change in the business, business operations, property or financial condition of the Borrower and its Subsidiaries taken as a whole.
“Material Adverse Effect” means a material adverse effect on (a) the business, business operations, property or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower and the Guarantors (taken as a whole) to perform their payment obligations under this Agreement or (c) the rights and remedies of the Lenders under this Agreement.
“Material Indebtedness” means Indebtedness (other than the Obligations) of the Borrower or a Material Subsidiary that is outstanding in an amount exceeding the Minimum Threshold.
“Material Subsidiary” means, at any date of determination, each Subsidiary which, as of the end of the most recent fiscal quarter of the Borrower occurring immediately prior to such date of determination, individually contributed greater than 10.0% of Consolidated Total Assets, after intercompany eliminations.
“Maturity Date” means, with respect to any Lender, the later of (a) the fifth anniversary of the Closing Date and (b) if the Maturity Date is extended for such Lender pursuant to Section 2.21, such extended Maturity Date as determined pursuant to such Section; provided, however, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Maximum Rate” has the meaning assigned to such term in Section 9.13.
“Minimum Threshold” means an outstanding aggregate principal amount exceeding $250,000,000.
“Moody’s” means Moody’s Investors Service, Inc. (or any successor thereto).
“Multicurrency Borrowing” means a Borrowing comprised of Multicurrency Loans.
“Multicurrency Loan” means a Loan denominated in a Foreign Currency.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate has any obligation to make contributions.

“New Lender Supplement” has the meaning assigned to such term in Section 2.20(b).
“Non-extending Lender” has the meaning assigned to such term in Section 2.21(a).
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means for any day, the greater of (a) the Federal Funds Effective Rate (which if less than zero shall be deemed to be zero) in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. New York City time on such day received to the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rates shall be deemed to be zero.
“Obligations” means the Loans, the LC Exposures and all other amounts owing by the Borrower to the Administrative Agent, any Lender, any Issuing Bank, any Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn thereunder, loan, guarantee, indemnification or otherwise), present or future, arising under this Agreement or any other Loan Document, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guarantee or other instrument or for the payment of money, including all letter of credit and other fees, interest, charges, expenses, attorneys’ fees and disbursements and other sums chargeable to the Borrower under this Agreement or any other Loan Document, and all obligations of the Borrower under any Loan Document to provide cash collateral for LC Exposures.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18(b)).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).
“Participant” has the meaning set forth in Section 9.04(c)(i).
“Participant Register” has the meaning set forth in Section 9.04(c)(ii).
“Patriot Act” means the USA Patriot Act of 2001 (31 U.S.C. 5318 et seq.) as amended from time to time.
“Payment” shall have the meaning assigned to such term in Section 8.04.
“Payment Notice” shall have the meaning assigned to such term in Section 8.04.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Encumbrances” means:
(a)Liens for Taxes (i) that are not overdue for a period of more than 30 days or that are being contested in compliance with Section 5.04, or (ii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;
(b)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s landlord’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days (or if more than 60 days overdue, are unfiled and no other action has been taken to enforce such Liens) or are being contested in compliance with Section 5.04;
(c)(i) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;
(d)Liens arising out of pledges or deposits to secure the performance of bids, tenders, insurance or other contracts (other than for the repayment of borrowed money), leases or to secure statutory obligations, surety or appeal bonds, or indemnity, performance or other similar bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case in the ordinary course of business;
(e)judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f)easements, restrictions, rights-of-way and similar encumbrances and minor title defects on real property imposed pursuant to any law (including any Environmental Law) or arising in the ordinary course of business that do not secure any payment obligations and do not, in the aggregate, materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;
(g)leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole, or (ii) secure any Indebtedness;
(h)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(i)Liens (i) of a collection bank on the items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are customary in the banking industry;
(j)any interest or title of a lessor under leases entered into by the Borrower or any Subsidiaries and financing statements with respect to a lessor’s right in and to property leased to such Person;
(k)Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any Subsidiaries in the ordinary course of business;
(l)Liens deemed to exist in connection with Permitted Investments and reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;
(m)Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;
(n)Liens solely on any cash earnest money deposits made by the Borrower or any Subsidiaries in connection with any letter of intent or purchase agreement;
(o)ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(p)Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(q)any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiary;
(r)Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;
(s)Liens in connection with the sale or transfer of the Stock in a Subsidiary not prohibited under this Agreement and customary rights and restrictions contained in agreements relating to such sale or transfer, in each case, pending the completion thereof;
(t)Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by the Borrower in the ordinary course of business; and
(u)Liens on cash, cash equivalents or marketable securities of the Borrower or any Subsidiary securing obligations of the Borrower or any Subsidiary under Swap Agreements not incurred for speculative purposes.
“Permitted Investments” means:
(a)direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
(b)investments in commercial paper maturing within 12 months from the date of acquisition thereof;
(c)investments in certificates of deposit, banker’s acceptances and time deposits maturing within 12 months from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
(d)fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and
(e)money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $1,000,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“Pounds Sterling” or “£” refers the lawful currency of the United Kingdom.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its office located at such time; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Promissory Note” has the meaning assigned to such term in Section 2.09(e).
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“Recipient” means the Administrative Agent, any Lender and any Issuing Bank.
“Reference Period” has the meaning set forth in Section 1.04(b).
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two (2) Business Days preceding the date of such setting, (2) if such Benchmark is the Daily Simple SOFR, then four Business Days prior to such setting, (3) if such Benchmark is EURIBO Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (4) if such Benchmark is SONIA, then four Business Days prior to such setting or (5) if such Benchmark is none of the foregoing, the time determined by the Administrative Agent in its reasonable discretion.
“Register” has the meaning set forth in Section 9.04(b)(iv).
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Pounds Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, and (iv) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.
“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Adjusted Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBO Rate, (iii) with respect to any BA Rate Borrowing, the BA Rate or (iv) with respect to any Borrowing denominated in Pounds Sterling, SONIA.
“Replacement Lender” has the meaning assigned to such term in Section 2.21(c).
“Required Lenders” means, at any time, Lenders having more than 50% in total of the aggregate outstanding amount of the Commitments or, after the Maturity Date (or if earlier, any other date on which the Commitments have been terminated in full), the aggregate Revolving Credit Exposure.
“Reset Date” has the meaning set forth in Section 1.05(a).
“Response Date” has the meaning assigned to such term in Section 2.21(a).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means, with respect to any Person, its president, Financial Officer or other executive officer.
“Revolving Credit Exposure” means, with respect to any Lender at any time, the Dollar Equivalent of the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.
“S&P” shall mean S&P Global Ratings (or any successor thereto).
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria and Crimea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person owned 50% or more or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means any international economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“SEC” means the United States Securities and Exchange Commission or any successor thereto.
“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act of 1933, as amended, as in effect on the Closing Date.
“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the Federal Reserve Bank of New York’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.
“Solvent” means, with respect to the Borrower and its Subsidiaries (a) the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. For the purposes of the foregoing, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.
“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).
“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the EURIBO Rate for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Term Benchmark Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.
“Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.
“Subsidiary” means any direct or indirect subsidiary of the Borrower.
“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any obligations or liabilities under any such master; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements.
“Syndication Agent” means Bank of America, N.A. and Goldman Sachs Bank USA.
“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“Taxes” means any and all present or future taxes, levies, imposts, duties, assessments, fees or similar charges imposed (including by deduction or withholding, including backup withholding) by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans, comprising such Borrowing, are bearing interest at a rate determined by reference to a Term Benchmark Rate.
“Term Benchmark Rate” means, for any Interest Period, an interest rate per annum equal to, (i) for Loans denominated in Dollars, the Adjusted Term SOFR Rate for such Interest Period and (ii) for Loans denominated in Euros, (x) the EURIBO Rate for such Interest Period, multiplied by (y) the Statutory Reserve Rate; provided that if the rate in this clause (ii) as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Term SOFR Rate” means, with respect to any Term Benchmark Loan denominated in Dollars for any Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such Interest Period, as such rate is published by the CME Term SOFR Administrator.
“Term SOFR Reference Rate” means, for any day and time, with respect to any Term Benchmark Loan denominated in Dollars for any Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on any such day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Business Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding business day is not more than five Business Days prior to such date.
“Threshold Indebtedness” has the meaning assigned to such term in Section 5.09.
“Transaction Costs” means, with respect to any period, all non-recurring transaction fees, costs and expenses relating to (i) the pay-off, redemption, defeasance, repurchase, incurrence, assumption and/or establishment of any Indebtedness (including the Indebtedness evidenced by the Loan Documents) of the Borrower and/or its Subsidiaries and/or (ii) any acquisition or disposition by the Borrower and/or its Subsidiaries, in each case, including, without limitation, any non-recurring financing related fees, merger and acquisition fees, legal fees and expenses, due diligence fees or any other non-recurring transaction fees, costs and expenses in connection with any of the foregoing.
“Transactions” means the negotiation, execution and delivery of this Agreement (and the making of the Loans and other extensions of credit hereunder on the Closing Date) and the payment of fees and expenses related thereto.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term Benchmark Rate, Daily Benchmark Rate, the BA Rate, the Alternative Base Rate, or the Canadian Prime Rate.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.16(e)(ii)(B)(3).
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under Section 4201 of ERISA.
“Withholding Agent” means any Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.02Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Term Benchmark Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Term Benchmark Borrowing”).
Section 1.03Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
Section 1.04Accounting Terms; GAAP. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification (“ASC”) 825-10-25 (or any other Accounting Standards Codification or Financial Borrower Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under ASC 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.
(b)For the purpose of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters of the Borrower (each such period, a “Reference Period”), (i) if during such Reference Period the Borrower or any Subsidiary shall have made any disposition, Consolidated EBITDA for such Reference Period shall be calculated after giving effect thereto on a pro forma basis, and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made an acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving effect thereto on a pro forma basis; provided, that Borrower shall not be required to calculate Consolidated EBITDA on a pro forma basis with respect to any acquisition and disposition if the Borrower determines in its sole discretion that it does not have reasonably and readily identifiable information to make such pro forma calculation. Notwithstanding the foregoing, if for SEC reporting purposes the Borrower is required to prepare pro forma financial statements in connection with an acquisition or disposition of the Borrower or its Subsidiaries, then the Borrower will calculate Consolidated EBITDA on a pro forma basis with respect to such acquisition and/or disposition.
Section 1.05Exchange Rates.
(a)Not later than 1:00 p.m., New York City time, on each Calculation Date, the Administrative Agent shall (i) determine the Exchange Rate as of such Calculation Date with respect to each Foreign Currency (A) in which any Lender or Lenders shall have extended a commitment to make Loans or Letters of Credit or (B) in which any Loans or Letters of Credit shall be outstanding and (ii) give notice thereof to the Lenders and the Borrower. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than any provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting any amounts between dollars and Foreign Currencies.
(b)Not later than 5:00 p.m., New York City time, on each Reset Date and each date of Borrowing with respect to Multicurrency Loans or Letters of Credit denominated in an

Agreed Currency other than dollars, the Administrative Agent shall (i) determine the Dollar Equivalent of the aggregate principal amount of the Multicurrency Loans or Letters of Credit denominated in an Agreed Currency other than dollars then outstanding (after giving effect to any Multicurrency Loans to be made or repaid on such date) and (ii) notify the Lenders and the Borrower of the results of such determination.
Section 1.06Interest Rates. The interest rate on a Loan denominated in dollars or a Foreign Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.13(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender, any Issuing Bank or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
ARTICLE II
THE CREDITS

Section 2.01 Commitments; Loans. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans denominated in the Agreed Currencies (selected by the Borrower) to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment; provided that the aggregate Dollar Equivalent amount of Loans denominated in Canadian Dollars, Euros and/or Pounds Sterling shall not exceed $500,000,000 at any time. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.
Section 2.02 Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the

Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)Subject to Section 2.13 and Section 2.07(e), each Borrowing shall be ABR Loans, Canadian Prime Rate Loans, Term Benchmark Loans, Daily Benchmark Loans or BA Rate Loans, as the Borrower may request in accordance herewith. Each Lender at its option may make any Canadian Prime Rate Loan, Term Benchmark Loan, Daily Benchmark Loan or BA Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement (it being understood that any such Affiliate that makes a Loan shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest in such Loan from such Lender by assignment pursuant to Section 9.04(b)); provided further that, as a result of the exercise of such option, such Lender, or such foreign branch or Affiliate of such Lender shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than such Lender is entitled to prior to exercising such option; and provided further that each such foreign branch or Affiliate agrees to comply with the requirements of Section 2.16 and be subject to the provisions of Section 2.18 as though it were a Lender.
(c)At the commencement of each Interest Period for any Term Benchmark Borrowing or each BA Period for any BA Rate Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each ABR Borrowing, Daily Benchmark Borrowing or Canadian Prime Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that any Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 Term Benchmark Borrowings and BA Rate Borrowings, respectively.
(d)Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period or BA Period requested with respect thereto would end after the Maturity Date.
Section 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone or, subject to Section 9.01(b), facsimile or electronic mail (a) in the case of a Term Benchmark Borrowing or BA Rate Borrowing, not later than 12:00 noon, Local Time, three Business Days before the date of the proposed Borrowing, (b) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, the same Business Day as the proposed Borrowing (or, solely in the case of any ABR Borrowing to be provided on the Closing Date, not later than 12:00 p.m., New York City time one Business Day before the date of the proposed Borrowing (or such later time as may be agreed by the Administrative Agent)), (c) in the case of a Canadian Prime Rate Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing or (d) in the case of a Daily Benchmark Borrowing, not later than 11:00 a.m., New York City time, five Daily Benchmark Rate Business Days before the date of the proposed Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or, subject to Section 9.01(b), facsimile or electronic mail to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)the aggregate amount of the requested Borrowing;
(ii)the date of such Borrowing, which shall be a Business Day;
(iii)the currency of such Borrowing (which shall be an Agreed Currency) and whether such Borrowing is to be an ABR Borrowing, a Canadian Prime Rate Borrowing, a Term Benchmark Borrowing, a Daily Benchmark Borrowing or a BA Rate Borrowing;
(iv)in the case of a Term Benchmark Borrowing or a BA Rate Borrowing, the initial Interest Period or BA Period, respectively, to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period” or “BA Period”, respectively; and
(v)the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.
If, with respect to Loans denominated in dollars, no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no currency is specified, then the requested Borrowing shall be in dollars. If, with respect to Loans denominated in Canadian Dollars, no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Canadian Prime Rate Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no BA Period is specified with respect to any requested BA Rate Borrowing, then the Borrower shall be deemed to have selected a BA Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
Section 2.04 [Reserved].
Section 2.05 Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit denominated in the Agreed Currencies by any Issuing Bank for its own account for the support of its or its Affiliates’ obligations, in a form reasonably acceptable to the Administrative Agent and such Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The Borrower shall be obligated to reimburse the applicable Issuing Bank in accordance with Section 2.05(e) for any and all drawings under any Letter of Credit issued by such Issuing Bank in support of obligations of the Borrower’s Affiliates. It is agreed that Goldman Sachs Bank USA shall only be obligated to issue standby Letters of Credit under this Agreement. Goldman Sachs Bank USA shall not be under any obligation to issue any Letter of Credit if the issuance of such Letter of Credit would violate one or more of its policies now or hereafter applicable to letters of credit generally; provided that Goldman Sachs Bank USA shall use commercially reasonable efforts to maintain its policies as in effect on the Closing Date.
(b)Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall deliver by hand delivery or facsimile (or by electronic mail if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire or whether such Letter of Credit shall be an auto-renewing Letter of Credit (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit; provided that such application shall not be required to provide for representations, warranties, covenants in respect of operations or financial condition, remedies, events of default or similar terms that are more burdensome than such covenants, events of default or similar terms in this Agreement. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $200,000,000, (ii) the LC Exposure with respect to Letters of Credit issued by an Issuing Bank shall not exceed such Issuing Bank’s Individual Letter of Credit Sublimit; provided that any Issuing Bank may, in its sole discretion and without the consent of any other Person, waive its Individual Letter of Credit Sublimit with respect to itself and issue one or more Letters of Credit up to an aggregate amount of $200,000,000 subject to the conditions of clauses (i) and (iii) of this sentence, and (iii) the sum of the total Revolving Credit Exposures shall not exceed the total Commitments.
(c)Expiration Date. Each Letter of Credit shall expire (or, in the case of any auto-renewing Letter of Credit, be subject to termination in accordance with this Section) at or prior to the close of business on the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension), unless a longer term is consented to by the applicable Issuing Bank, provided that with respect to each Letter of Credit with an expiry date beyond the date that is five days prior to the Maturity Date such Letter of Credit shall have been cash collateralized or such other arrangements, in each case reasonably satisfactory to the applicable Issuing Bank, shall have been made (it being understood that, except in respect of drawing requests and draws made prior to the Maturity Date, each Lender’s participation in such Letter of Credit shall revert to such Issuing Bank on the Maturity Date, and no Lender (other than the applicable Issuing Bank) shall be entitled to any

Letter of Credit fees pursuant to Section 2.11(b) on and after the Maturity Date, except to the extent such fees have been accrued on account of such Lender in accordance with such Section and remain unpaid). Notwithstanding the preceding sentence, but subject to the proviso thereof, if the Borrower so requests, a Letter of Credit may provide for automatic renewals for additional periods of up to one year (each, an “Auto-Renewal Letter of Credit”); provided, however, that the applicable Issuing Bank shall have the right to prevent any such renewal from occurring at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued (and, in any case, such Issuing Bank shall give notice of non-renewal to the beneficiary if so directed by the Borrower). Unless otherwise directed by the Issuing Bank, the Borrower shall not be required to make a specific request to the Issuing Bank for any such renewal of an Auto-Renewal Letter of Credit. Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the renewal of such Letter of Credit at any time prior to an expiry date in compliance with the provisions of this paragraph (c) of this Section.
(d)Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank issuing such Letter of Credit or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of each Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph (d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than (i) 1:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or (ii) if such notice has not been received by the Borrower prior to such time on such date, then not later than 1:00 p.m., New York City time, on the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than the LC Disbursement Amount, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Borrowing in an equivalent amount (or the Dollar Equivalent thereof, in the case of a Letter of Credit issued in a Foreign Currency) and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph (e), the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph (e) to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph (e) to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
(f)Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by any Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone or, subject to Section 9.01(b), facsimile or electronic mail (and, in the case of telephonic notice, promptly confirmed by hand delivery or, subject to Section 9.01(b), facsimile or electronic mail) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement. On the last Business Day of each month, each Issuing Bank shall submit to the Administrative Agent a report in reasonable detail setting forth any activity taken with respect to each Letter of Credit that it has issued at the request of the Borrower that was outstanding as of the date of the report last submitted.
(h)Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(e) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.
(i)Replacement of an Issuing Bank. (i) Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(ii)Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon 30 days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Issuing Bank shall be replaced in accordance with Section 2.05(i) above.

(j)Cash Collateralization. If any Event of Default under clauses (h) or (i) of Article VII shall have occurred and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash in the applicable Agreed Currency equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default as set forth above, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all such Events of Default have been cured or waived.
(k)Existing Letters of Credit. Each of the Existing Letters of Credit shall be deemed to have been issued under this Agreement on the Closing Date as Letters of Credit.
(l)Additional Issuing Banks. The Borrower may designate a new Issuing Bank, in each case, at any time when no Event of Default has occurred and is continuing by (i) entering into a written agreement with another Lender, or any affiliate of the foregoing, as applicable and the Administrative Agent and (ii) delivering an executed copy of such agreement to the Administrative Agent. Upon delivery of such executed agreement to the Administrative Agent any new Lender (or applicable affiliate) shall become an Issuing Bank for all purposes of this Agreement. For the avoidance of doubt the LC Exposure shall be subject to the applicable limitations set forth in Section 2.05(b). The Borrower and the Administrative Agent, without the consent of any Lender, may enter into amendments to the Loan Documents to affect the provisions of this clause (l).
Section 2.06 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., Local Time (or, in the case of a notice for a same day Borrowing of ABR Loans, 3:00 p.m., New York City time) to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the aggregate amounts so received from the Lenders, in immediately available funds, to an account of the Borrower pursuant to instructions of the Borrower on file with the Administrative Agent or otherwise designated by the Borrower in the applicable Borrowing Request; provided, that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.
(b)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, (A) in the case of Borrowings in dollars, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, (B) in the case of Borrowings in Canadian Dollars, the greater of the Canadian Prime Rate and the cost of funds incurred by the Administrative Agent in respect of such amount and (C) in the case of Borrowings in Euros or Pounds Sterling, the cost of funds incurred by the Administrative Agent in respect of such amount or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
Section 2.07 Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing and BA Rate Borrowing, shall have an initial Interest Period or BA Period, as the case may be, as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing and BA Rate Borrowing, may elect Interest Periods or BA Periods, as the case may be, therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. It is understood and agreed that (i) only a Borrowing denominated in dollars may be made in the form of, or converted into, an ABR Loan, (ii) only a Borrowing denominated in Canadian Dollars may be made in the form of, converted into, or continued as, a BA Rate Loan or a Canadian Prime Rate Loan, (iii) no Borrowing denominated in Canadian Dollars made be made in the form of, converted into, or continued as, a Term Benchmark Loan or a Daily Benchmark Loan, (iv) a Borrowing denominated in Euro must be made in the form of and continued as, a Term Benchmark Loan and (v) a Borrowing denominated in Pounds Sterling must be made in the form of and continued as, a Daily Benchmark Loan. Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower to (i) change the currency of any Borrowing or (ii) convert any Multicurrency Borrowing to an ABR Borrowing.
(b)To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone, subject to Section 9.01(b), facsimile or electronic mail by the time that a Borrowing Request would be required under Section 2.03 if the

Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or, subject to Section 9.01(b), facsimile or electronic mail to the Administrative Agent with a written Interest Election Request in a form approved by the Administrative Agent, such approval not to be unreasonably withheld or delayed, and signed by the Borrower.
(c)Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03:
(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)whether the resulting Borrowing is to be an ABR Borrowing, a Canadian Prime Rate Borrowing, a Term Benchmark Borrowing, a Daily Benchmark Borrowing or a BA Rate Borrowing; and
(iv)if the resulting Borrowing is a Term Benchmark Borrowing or BA Rate Borrowing, the Interest Period or BA Period, respectively, to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Term Benchmark Borrowing or BA Rate Borrowing but does not specify an Interest Period or BA Period, respectively, then the Borrower shall be deemed to have selected an Interest Period or BA Period of one month’s duration, respectively.
(d)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing or BA Rate Borrowing prior to the end of the Interest Period or BA Period, respectively, applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period or BA Period, respectively, such Borrowing shall have an Interest Period or BA Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing in dollars may be converted to or continued as a Term Benchmark Borrowing, (ii) unless repaid, each Term Benchmark Borrowing in dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, (iii) no outstanding Borrowing in Canadian Dollars may be converted to or continued as a BA Rate

Borrowing, (iv) unless repaid, each BA Rate Borrowing shall be converted to a Canadian Prime Rate Borrowing at the end of the BA Period applicable thereto and (v) each Multicurrency Borrowing in Euros shall be continued at the end of the Interest Period applicable thereto as a Multicurrency Borrowing with an Interest Period of a duration of one month.
Section 2.08 Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.
(b)The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the sum of the Revolving Credit Exposures would exceed the total Commitments.
(c)The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction (or such shorter notice as may be satisfactory to the Administrative Agent), specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the occurrence of an event, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
Section 2.09 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender, the then unpaid principal amount of each Loan on the Maturity Date (or if earlier, the date of the termination of the Commitments in full).
(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the

Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(e)Any Lender may request that Loans made by it be evidenced by a promissory note (a “Promissory Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Promissory Note payable to such Lender and its registered assigns and in a form approved by the Administrative Agent.
Section 2.10 Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.
(b)The Borrower shall notify the Administrative Agent by telephone, facsimile or electronic mail (and, in the case of telephonic notice, promptly confirmed by hand delivery, facsimile or electronic mail) of any prepayment hereunder (i) in the case of prepayment of a Term Benchmark Borrowing or a BA Rate Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of prepayment (or such shorter notice as may be satisfactory to the Administrative Agent), (ii) in the case of prepayment of an ABR Borrowing or a Canadian Prime Rate Borrowing, not later than 2:00 p.m., New York City time, on the date of prepayment (or such shorter notice as may be satisfactory to the Administrative Agent) or (iii) in the case of prepayment of a Daily Benchmark Borrowing, not later than 11:00 a.m., New York City time, five Daily Benchmark Rate Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the occurrence of an event, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued and unpaid interest to the extent required by Section 2.12.
(c)If the Administrative Agent notifies the Borrower at least two Business Days prior to any Interest Payment Date that, on such Interest Payment Date, the sum of (i) the aggregate principal amount of all Borrowings denominated in dollars plus the aggregate amount of all Letters of Credit denominated in dollars then outstanding plus (ii) the Dollar Equivalent (determined on the third Business Day prior to such Interest Payment Date) of the aggregate principal amount of all Multicurrency Borrowings plus the aggregate amount of all Letters of Credit denominated in Foreign Currencies then outstanding exceeds 105% of the aggregate Commitments of the Lenders on such Interest Payment Date, the Borrower shall, as soon as practicable and in any event within two Business Days after receipt of such notice, prepay the outstanding principal amount of any Borrowings owing by the Borrower in an aggregate amount sufficient to reduce such sum to an amount not to exceed 100% of the aggregate Commitments of the Lenders as of such Interest Payment Date; provided that if the Borrower has cash collateralized Letters of Credit in accordance with Section 2.05(j), the aggregate amount of the outstanding Letters of Credit shall be deemed to have been reduced by the amount of such cash collateral. The Administrative Agent shall give prompt notice of any prepayment required under this Section 2.10(c) to the Borrower and the Lenders. Each prepayment made pursuant to this

Section 2.10(c) shall be made together with any interest accrued to the date of such prepayment on the principal amounts.
Section 2.11 Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (the “Commitment Fee”), which shall accrue at the Applicable Rate on the daily amount of the unused Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which such Commitment terminates. Accrued Commitment Fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the Closing Date. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Term Benchmark Loans, Daily Benchmark Loans or BA Rate Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank, for its own account, a fronting fee, which shall accrue at 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the administration, issuance, amendment, payment, negotiation, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c)The Borrower agrees to pay to the Agents and the Bookrunners the additional fees, the amount and dates of payment of which are embodied in the Fee Letter.
(d)All fees payable hereunder (other than under the Fee Letter) shall be paid on the dates due, in immediately available funds in dollars, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of Commitment Fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances. All fees payable under the Fee Letter shall be paid in accordance with the terms thereof.

Section 2.12 Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternative Base Rate plus the Applicable Rate.
(b)The Loans comprising each Canadian Prime Rate Borrowing shall bear interest at the Canadian Prime Rate plus the Applicable Rate.
(c)The Loans comprising each Term Benchmark Borrowing shall bear interest at the Term Benchmark Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(d)The Loans comprising each BA Rate Borrowing shall bear interest at the BA Rate for the BA Period in effect for such Borrowing plus the Applicable Rate.
(e)The Loans comprising each Daily Benchmark Borrowing shall bear interest at the Daily Benchmark Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(f)Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal or interest of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
(g)Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (f) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan, Daily Benchmark Loan or Canadian Prime Rate Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan or BA Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(h)All interest hereunder shall be computed on the basis of a year of 360 days, except that (x) interest computed by reference to the Alternative Base Rate or Canadian Prime Rate at times when the Alternative Base Rate or Canadian Prime Rate is based on the Prime Rate, (y) interest computed by reference to the BA Rate and (z) interest computed by reference to the Daily Benchmark Rate, in each case, shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternative Base Rate, Canadian Prime Rate, Daily Benchmark Rate, Adjusted Daily Simple SOFR, Adjusted Term SOFR Rate or Term SOFR Rate or BA Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
Section 2.13 Alternate Rate of Interest.

(a)Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.13, if:
(i)the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing or any BA Period for a BA Rate Borrowing, that adequate and reasonable means do not exist for ascertaining the Term Benchmark Rate, Adjusted Term SOFR Rate, the Term SOFR Rate, the EURIBO Rate or the BA Rate (including because the applicable rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period or BA Period, as applicable, or (B) at any time, that adequate and reasonable means do not exist for ascertaining Adjusted Daily Simple SOFR, Daily Simple SOFR or the Daily Benchmark Rate for the applicable Agreed Currency; or
(ii)the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing or the BA Period for any BA Rate Borrowing, the Term Benchmark Rate, the Adjusted Term SOFR Rate, the EURIBO Rate or the BA Rate for the applicable Agreed Currency and such Interest Period or BA Period, as applicable, will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency and such Interest Period or BA Period, as applicable, or (B) at any time, Adjusted Daily Simple SOFR, Daily Simple SOFR or the Daily Benchmark Rate for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.07 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in Dollars, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) a Borrowing of Loans bearing interest by reference to Adjusted Daily Simple SOFR so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.13(a)(i) or (ii) above or (y) an ABR Borrowing if Adjusted Daily Simple SOFR for also is the subject of Section 2.13(a)(i) or (ii) above, (B) for Loans denominated in Canadian Dollars, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a BA Rate Borrowing and any Borrowing Request that requests a BA Rate Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for a Borrowing of Canadian Prime Rate Loans and (C) for Loans denominated in an Foreign Currency (other than Canadian Dollars), any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing or a Daily Benchmark Borrowing, in each case, for the relevant Benchmark, shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan, BA Rate Loan or Daily Benchmark Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.13(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan, BA Rate Loan or Daily Benchmark Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.07 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in Dollars, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) a Borrowing of Loans bearing interest by reference to Adjusted Daily Simple SOFR so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.13(a)(i) or (ii) above or (y) an ABR Loan if the Adjusted Daily Simple RFR for Dollar Borrowings also is the subject of Section 2.13(a)(i) or (ii) above, on such day, (B) any BA Rate Loan shall on the last day of the BA Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) be converted by the Administrative Agent to, and shall constitute, a Borrowing of Canadian Prime Rate Loans and (C) for Loans denominated in a Foreign Currency (other than Canadian Dollars), (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Foreign Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Foreign Currency shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Foreign Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any Daily Benchmark Loan shall bear interest at the Central Bank Rate for the applicable Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Foreign Currency cannot be determined, any outstanding affected Daily Benchmark Loans denominated in any Foreign Currency, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Foreign Currency) immediately or (B) be prepaid in full immediately.
(b)Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.13), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders
(c)Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(d)The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.13.
(e)Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate, EURIBO Rate or BA Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” or “BA Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” or “BA Rate” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing, BA Rate Borrowing or Daily Benchmark Borrowing or, conversion to or continuation of Term Benchmark Loans or BA Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, (x) the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing denominated in Dollars into a request for a Borrowing of or conversion to (A) a Borrowing of Loans bearing interest by reference to Adjusted Daily Simple SOFR so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.13(a)(i) or (ii) above or (B) an ABR Borrowing if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event and (y) any Term Benchmark Borrowing, BA Rate Borrowing or Daily Benchmark Borrowing denominated in a Foreign Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate. Furthermore, if any Term Benchmark Loan, BA Rate Loan or Daily Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan, BA Rate Loan or Daily Benchmark Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.13, (A) for Loans denominated in Dollars, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) Borrowing of Loans bearing interest by reference to Adjusted Daily Simple SOFR so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day, (B) for Loans denominated in Canadian Dollars, any BA Rate Loan shall on the last day of the BA Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute a Borrowing of Canadian Prime Rate Loans on such day and (C) for Loans denominated in a Foreign Currency (other than Canadian Dollars), (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Foreign Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Foreign Currency shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Foreign Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any Daily Benchmark Loan shall bear interest at the Central Bank Rate for the applicable Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Foreign Currency cannot be determined, any outstanding affected Daily Benchmark Loans denominated in any Foreign Currency, at the Borrower’s election, shall either

(A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Foreign Currency) immediately or (B) be prepaid in full immediately.
Section 2.14 Increased Costs. (a) If any Change in Law shall:
(i)subject any Administrative Agent, Lender or Issuing Bank to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
(ii)impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Term Benchmark Rate, the Daily Benchmark Rate or BA Rate) or any Issuing Bank; or
(iii)impose on any Lender or any Issuing Bank or any applicable interbank market (or any other market in which the funding operations of such Lender shall be conducted with respect to any Foreign Currency) any other condition, cost or expense (other than with respect to Taxes) affecting this Agreement, Term Benchmark Loans, Daily Benchmark Loans or BA Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing, converting or maintaining any Term Benchmark Loan, Daily Benchmark Loan or BA Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then, upon request of such Lender or Issuing Bank, the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
(b)If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, including in reasonable detail a description of the basis for such claim for compensation and an explanation of how such amount or amounts were determined (it being agreed that no Lender or Issuing Bank shall be required to disclose any of its proprietary or confidential information), shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.
(d)Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. Any claim made by a Lender under this Section 2.14 shall be generally consistent with such Lender’s treatment of other customers of such Lender that such Lender considers, in its reasonable discretion, to (i) be similarly situated to the Borrower and (ii) have generally similar provisions in their credit agreements with such Lender.
(e)If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Term Benchmark Loans or Daily Benchmark Loans, or to determine or charge interest rates based upon the Adjusted Term SOFR Rate or the Daily Benchmark Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Term Benchmark Loans or Daily Benchmark Loans or to convert ABR Loans to Term Benchmark Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all applicable Term Benchmark Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term Benchmark Loans to such day, or promptly, in the case of Daily Benchmark Loans or if such Lender may not lawfully continue to maintain such Term Benchmark Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 2.15.
Section 2.15 Break Funding Payments. In the event of (a) the payment of any principal of any Term Benchmark Loan or BA Rate Loan other than on the last day of an Interest Period or BA Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Term Benchmark Loan or BA Rate Loan other than on the last day of the Interest Period or BA Period applicable thereto, (c) the conversion of any Multicurrency Loan (other than a Daily

Benchmark Rate Loan) to a dollar denominated Loan pursuant to any Section of this Agreement, (d) the failure to borrow, convert, continue or prepay any Term Benchmark Loan or BA Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith), (e) the assignment of any Term Benchmark Loan or BA Rate Loan other than on the last day of the Interest Period or BA Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, or (f) the failure by the Borrower to make any payment of any Loan (other than any Daily Benchmark Loan) or drawing under any Letter of Credit (or interest due thereof) denominated in an Foreign Currency on its scheduled due date or any payment thereof in a different currency then, in any such event, the Borrower shall compensate each Lender (and in the case of any conversion of Multicurrency Loans to dollar Loans, such loss, cost or expense shall also include any loss, cost or expense sustained by a Lender as a result of such conversion) (other than, in the case of a claim for compensation based on the failure to borrow as specified in clause (d) above, any Lender whose failure to make a Loan required to be made by it hereunder has resulted in such failure to borrow) for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Term SOFR Rate or BA Rate, as applicable, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period or BA Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period or BA Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for the relevant Agreed Currency of a comparable amount and period from other banks in the applicable interbank market. In the event of (i) the payment of any principal of any Daily Benchmark Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the f0ailure to borrow or prepay any Daily Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith), (iii) the assignment of any Daily Benchmark Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, (iv) the conversion of any Daily Benchmark Loan to a dollar denominated Loan pursuant to any Section of this Agreement or (v) the failure by the Borrower to make any payment of any Daily Benchmark Loan or drawing under any Letter of Credit (or interest due thereof) denominated in a Foreign Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.
Section 2.16 Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.16(a)) the Administrative Agent or Lender (as applicable) receives an amount equal to the sum it would have received had no such deduction or withholding for Indemnified Tax been made.
(b)Without duplication of any Tax paid under Section 2.16(a), the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)(i) The Loan Parties shall jointly and severally indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16(c)) payable or paid by the Administrative Agent or such Lender (as the case may be) or required to be withheld or deducted from a payment to the Administrative Agent or such Lender (as the case may be), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (which demand shall be made within 180 days of the earlier of (x) if the Administrative Agent or such Lender received written notice from a Governmental Authority demanding payment of such Indemnified Taxes, the date the Administrative Agent or such Lender received such written notice or (y) the date the Administrative Agent or such Lender filed a tax return on which such Indemnified Taxes are reflected). A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(ii)If the Borrower determines in good faith that a reasonable basis exists for contesting an Indemnified Tax with respect to which it has made an indemnification payment under this subsection (c), the Administrative Agent or the relevant Lender shall cooperate with the Borrower in challenging such Tax at the Borrower’s expense if requested by the Borrower in writing; provided, however, that neither the Administrative Agent nor any Lender shall be required to take any action pursuant to this Section 2.16(c)(ii) that, in the sole discretion of the Administrative Agent or such Lender, would cause the Administrative Agent or such Lender to suffer any material economic, legal or regulatory disadvantage and such disadvantage is communicated to the Borrower in writing; provided further that nothing contained in this Section 2.16(c)(ii) shall interfere with the right of the Administrative Agent or any Lender to arrange its tax affairs in whatever manner it thinks fit nor oblige the Administrative Agent or any Lender to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof to the Borrower or require the Administrative Agent or any Lender to do anything that would materially prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.
(d)As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.16, such Loan Party shall deliver to the

Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)(i) Any Lender (which, solely for purposes of this Section 2.16(e), shall include the Administrative Agent) that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the foregoing,
(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two (2) duly completed and executed copies of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, two (2) duly completed and executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or, in each case, any successor form) claiming eligibility for benefits of such treaty;
(2)two (2) duly completed and executed copies of IRS Form W-8ECI (or successor form);
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code,

(x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not (I) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (II) a “10 percent shareholder” of the Borrower within the meaning of section 871(h)(3)(B) of the Code, or (III) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) two (2) duly completed and executed copies of IRS Form W-8BEN or W-8BEN-E (or, in each case, any successor form); or
(4)to the extent a Foreign Lender is not the beneficial owner, two (2) duly completed and executed copies of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9 and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(f)If the Administrative Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes (including any Tax credit in lieu of a refund) as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (as applicable) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party by the Administrative Agent or such Lender (as applicable) pursuant to this subsection (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the Administrative Agent or Lender, as applicable, in a less favorable net after-Tax position than such party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to a Loan Party or any other Person.
(g)Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Taxes and without limiting any obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c)(ii) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable and documented expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection (g).
(h)Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Loan Documents.

(i)For purposes of this Section 2.16, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.
Section 2.17 Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 383 Madison Avenue, New York, New York, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars to the extent the Loan or LC Disbursement with respect thereto was denominated in dollars or in the relevant Foreign Currency to the extent the Loan or LC Disbursement with respect thereto was denominated in such Foreign Currency.
(b)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(c)If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due.
(e)If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.05(d) or (e), 2.06(b), 2.17(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof) (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clause (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.
Section 2.18 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay Indemnified Taxes or any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)If (i) any Lender requests compensation under Section 2.14, (ii) the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (iii) if any Lender becomes a Defaulting Lender or (iv) in connection with any proposed amendment, modification, waiver or termination requiring the consent of all the Lenders or all affected Lenders, the consent of the Required Lenders is obtained but the consent of any Lender whose consent is required is not obtained, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04 or pursuant to procedures agreed upon by the Administrative Agent and the Borrower), all its interests, rights (other than its rights to payments pursuant to Section 2.14, Section 2.15, Section 2.16 or Section 9.03 arising prior to the effectiveness of such assignment) and obligations under this Agreement and the related

Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent with respect to any assignee that is not already a Lender hereunder (and if a Commitment is being assigned, the Issuing Banks) which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Section 2.19 Defaulting Lenders. Notwithstanding any provision of this Agreement or any other Loan Document to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender.
(a)fees shall cease to accrue on the undrawn amount of the Commitment of such Defaulting Lender pursuant to Section 2.11(a);
(b)the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders (or all Lenders, as the case may be) have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby if such Defaulting Lender is an affected Lender;
(c)If the Borrower, the Issuing Banks and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans and LC Exposure of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and LC Exposure to be held pro rata by the Lenders in accordance with the Commitments, and reimburse each such Lender for any costs of the type described in Section 2.15 incurred by any Lender as a result of such purchase, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(d)if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)all or any part of the LC Exposure of such Defaulting Lender shall be reallocated (effective as of the date such Lender becomes a Defaulting Lender) among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;
(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within three Business Days following notice by the Administrative Agent, cash collateralize for the benefit of the applicable Issuing Banks only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding;
(iii)if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
(iv)if all or any portion of such Defaulting Lender’s LC Exposure is reallocated pursuant to clause (i) above, then all fees that otherwise would have been payable to such Defaulting Lender pursuant to Section 2.11(b) with respect to such Defaulting Lender’s reallocated LC Exposure shall be payable to the non-Defaulting Lenders in accordance with such non-Defaulting Lenders’ Applicable Percentages; and
(v)if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all Commitment Fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and Letter of Credit participation fees payable under Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Banks, ratably based on the portion of such LC Exposure attributable to Letters of Credit issued by each Issuing Bank, until and to the extent that such LC Exposure is reallocated and/or cash collateralized pursuant to clause (i) or (ii) above; and
(e)so long as such Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless such Issuing Bank is satisfied that the Defaulting Lender’s then outstanding LC Exposure, will be 100% covered by the Commitments of the non-Defaulting Lenders and, to the extent such 100% coverage is not achieved, by cash collateral which will be provided by the Borrower in accordance with Section 2.19(d), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.19(d)(i) (and such Defaulting Lender shall not participate therein).

(f)If (i) a Bankruptcy Event or a Bail-In Action with respect to a parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) an Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit (such Lender referenced in clauses (i) and (ii), a “Disregarded Lender”), such Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless such Issuing Bank is satisfied that the Disregarded Lender’s then outstanding LC Exposure, will be 100% covered by the Commitments of the non-Disregarded Lenders and, to the extent such 100% coverage is not achieved, by cash collateral which will be provided by the Borrower in accordance with Section 2.19(d), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Disregarded Lenders in a manner consistent with Section 2.19(d) (and such Disregarded Lender shall not participate therein).
(g)In the event that the Administrative Agent, the Borrower and the Issuing Banks each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
(h)The rights and remedies against, and with respect to, a Defaulting Lender under this Section 2.19 are in addition to, and cumulative and not in limitation of, all other rights and remedies that the Administrative Agent, each Lender, each Issuing Bank or the Borrower or any other Loan Party may have at any time against, or with respect to, such Defaulting Lender.
Section 2.20 Increase of Commitments. (a) The Borrower shall have the right to increase the total Commitments from time to time (each such increase, a “Commitment Increase”) upon prior written notice to the Administrative Agent (or other notice acceptable to the Administrative Agent), by obtaining Commitments from one or more Persons to which an assignment could be made pursuant to Section 9.04(b) (each, an “Increasing Lender”); provided that (i) each Commitment Increase shall be in a principal amount of at least $25,000,000, (ii) all such Commitment Increases shall not aggregate in excess of $1,000,000,000, (iii) no Commitment Increase shall become effective unless, at such time, (A) no Default then exists or would exist immediately after giving effect thereto, (B) the representations and warranties set forth in this Agreement and in the other Loan Documents are true and correct in all material respects (and in all respects if already qualified by materiality), except to the extent any such representations or warranties are limited to a specific date, in which case, such representations or warranties are accurate in all material respects as of such specific date, and (C) if requested by the Administrative Agent, the Administrative Agent shall have received documents consistent with those delivered pursuant to Section 4.01(b), (c) and/or (d) and (iv) each such Increasing Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent and each Issuing Bank (such approvals to not be unreasonably withheld) to the extent the consent of the Administrative Agent or the Issuing Banks would be required to effect an assignment under Section 9.04(b). No Lender shall have any obligation to provide any Commitment Increase unless and until it expressly agrees to do so in its sole discretion. On the effective date of any Commitment Increase (i) each relevant Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such Commitment Increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Loans of all the Lenders to equal its Applicable Percentage of such outstanding Loans, and (ii) the Borrower shall be deemed to have repaid and reborrowed all outstanding Loans as of the date of any Commitment Increase. The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Term Benchmark Loan or BA Rate Loan, shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.15 if the deemed payment occurs other than on the last day of the related Interest Periods.
(b)Each Increasing Lender that was not, prior to the effectiveness of the applicable Commitment Increase, a Lender shall execute and deliver to the Borrower and the Administrative Agent a New Lender Supplement (each, a “New Lender Supplement”) substantially in the form of Exhibit C hereto, whereupon such Increasing Lender shall become a party to this Agreement and shall be a “Lender” for all purposes, and to the same extent as if originally a party hereto and shall be bound by and be entitled to the benefits, of this Agreement. Participating interests in Letters of Credit shall automatically be reallocated among the Lenders in accordance with their respective Applicable Percentages on the date of any such increase. For the avoidance of doubt, the operation of this Section 2.20 in accordance with its terms is not an amendment subject to Section 9.02. No consent of any Lender (other than the Lenders participating in the Commitment Increase) shall be required for any Commitment Increase pursuant to this Section 2.20.
Section 2.21 Extension of Maturity Date. (a) The Borrower may at any time and from time to time, by delivering an Extension Request to the Administrative Agent (who shall promptly deliver a copy to each of the Lenders), request that the Lenders extend the Existing Maturity Date (as defined below) to the date that is one year after such Existing Maturity Date; provided that (i) such extensions can only be exercised once every 12 months; (ii) the tenor of this Agreement cannot exceed five years from the date of effectiveness of any extension and (iii) such extensions cannot be exercised if the Maturity Date, in effect at such time (the “Existing Maturity Date”), is within one year of the date of the Extension Request. Each Lender, acting in its sole discretion, shall, by written notice to the Administrative Agent given not later than the date that is the 20th day after the date of the Extension Request, or if such date is not a Business Day, the immediately following Business Day (the “Response Date”), advise the Administrative Agent in writing whether or not such Lender agrees to the requested extension. Each Lender that advises the Administrative Agent that it will not extend the Existing Maturity Date is referred to herein as a “Non-extending Lender”; provided, that any Lender that does not advise the Administrative Agent of its consent to such requested extension by the Response Date and any Lender that is a Defaulting Lender on the Response Date shall be deemed to be a Non-extending Lender. The Administrative Agent shall notify the Borrower, in writing, of the Lenders’ elections promptly following the Response Date. The election of any Lender to agree to such an extension shall not obligate any other Lender to so agree.
(b) (i) If, by the Response Date, Lenders holding Commitments that aggregate 50% or more of the total Commitments shall constitute Non-extending Lenders, then the Existing Maturity Date shall not be extended and the outstanding principal balance of all Loans and other amounts payable hereunder shall be payable, and the Commitments shall terminate, on the Existing Maturity Date in effect prior to such extension.
(ii)If (and only if), by the Response Date, Lenders holding Commitments that aggregate more than 50% of the total Commitments shall have agreed to extend the Existing Maturity Date (each such consenting Lender, an “Extending Lender”), then effective as of the Existing Maturity Date, the Maturity Date for such Extending Lenders shall be extended to the date that is one year after the Existing Maturity Date (subject to satisfaction of the conditions set forth in Section 2.21(d)). In the event of such extension, the Commitment of each Non-extending Lender shall terminate on the Existing Maturity Date in effect for such Non-extending Lender prior to such extension and the outstanding principal balance of all Loans and other amounts payable hereunder to such Non-extending Lender shall become due and payable on such Existing Maturity Date and, subject to Section 2.21(c) below, the total Commitments hereunder shall be reduced by the Commitments of the Non-extending Lenders so terminated on such Existing Maturity Date.
(c)In the event of any extension of the Existing Maturity Date pursuant to Section 2.21(b)(ii), the Borrower shall have the right on or before the Existing Maturity Date, at its own expense, to require any Non-extending Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all its interests, rights (other than its rights to payments pursuant to Section 2.14, Section 2.15, Section 2.16 or Section 9.03 arising prior to the effectiveness of such assignment) and obligations under this Agreement to one or more banks or other financial institutions identified to the Non-extending Lender by the Borrower, which may include any existing Lender (each a “Replacement Lender”), provided that (i) such Replacement Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent and each Issuing Bank (such approvals to not be unreasonably withheld) to the extent the consent of the Administrative Agent or the Issuing Banks would be required to effect an assignment under Section 9.04(b), (ii) such assignment shall become effective as of a date specified by the Borrower (which shall not be later than the Existing Maturity Date in effect for such Non-extending Lender prior to the effective date of the requested extension) and (iii) the Replacement Lender shall pay to such Non-extending Lender in immediately available funds on the effective date of such assignment the principal of and interest accrued to the date of payment on the outstanding principal amount Loans made by it hereunder and all other amounts accrued and unpaid for its account or otherwise owed to it hereunder on such date.
(d)As a condition precedent to each such extension of the Existing Maturity Date pursuant to Section 2.21(b)(ii), the Borrower shall (i) deliver to the Administrative Agent a certificate of the Borrower dated as of the Existing Maturity Date signed by a Responsible Officer of the Borrower certifying that, as of such date, both before and immediately after giving effect to such extension, (A) the representations and warranties set forth in this Agreement and the other Loan Documents are true and correct in all material respects (and in all respects if already qualified by materiality), except to the extent any such representations or warranties are limited to a specific date, in which case, such representations and warranties are accurate in all material respects as of such specific date, and (B) no Default exists and (ii) first make such prepayments of the outstanding Loans and second provide such cash collateral (or make such other arrangements satisfactory to the applicable Issuing Bank) with respect to the outstanding Letters of Credit as shall be required such that, after giving effect to the termination of the Commitments of the Non-extending Lenders pursuant to Section 2.21(b) and any assignment pursuant to Section 2.21(c), the aggregate Revolving Credit Exposure less the face amount of any Letter of Credit supported by any such cash collateral (or other satisfactory arrangements) so provided does not exceed the aggregate amount of Commitments being extended.
(e)For the avoidance of doubt, no consent of any Lender (other than the existing Lenders participating in the extension of the Existing Maturity Date) shall be required for any extension of the Maturity Date pursuant to this Section 2.21 and the operation of this Section 2.21 in accordance with its terms is not an amendment subject to Section 9.02.
ARTICLE III

REPRESENTATIONS AND WARRANTIES
To induce the Lenders, the Issuing Banks and the Administrative Agent to enter into this Agreement, the Borrower makes each of the representations and warranties set forth below as of the Closing Date and (except as set forth in Section 4.02(b)), as of the date of each credit extension hereunder:
Section 3.01 Organization; Powers. (a) Each Loan Party is (i) duly organized (where relevant) and validly existing and (ii) in good standing (where relevant), in each case under the laws of the jurisdiction of its organization or formation, except in the case of a Subsidiary, where the failure to so be duly organized, validly exist or in good standing would not reasonably be expected to have a Material Adverse Effect.
(b)Each Loan Party has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, is qualified to do business in, and is in good standing (where relevant) in, every jurisdiction where such qualification is required.
Section 3.02 Authorization; Enforceability. Each Loan Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. Each of this Agreement and the other Loan Documents has been duly executed and delivered by each Loan Party party thereto and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 3.03 Governmental Approvals; No Conflicts. The execution and delivery of each Loan Document by each Loan Party party thereto and performance thereof: (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect (except for

(i) any reports required to be filed by the Borrower with the SEC pursuant to the Exchange Act or (ii) those that may be required from time to time in the ordinary course of business that may be required to comply with certain covenants contained in the Loan Documents), (b) will not violate the charter or by-laws (or equivalent organizational documents) of the Borrower or of any other Loan Party, (c) will not violate any applicable law (including ERISA and Environmental Laws) or regulation or any order of any Governmental Authority to which any Loan Party is subject, and (d) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any other Loan Party or its assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, except in the case of clauses (a), (c) and (d) above for any such violations or defaults that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
Section 3.04 Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders the Borrower’s consolidated balance sheet and consolidated statements of income, comprehensive income, stockholders’ equity and cash flows as of and for the fiscal year ended December 31, 2020, reported on by Deloitte & Touche LLP. To the knowledge of the Borrower, such financial statements present fairly, in all material respects the consolidated financial position, results of operations and cash flows of the Borrower as of such date and for such period in accordance with GAAP.
(b)As of the Closing Date, since December 31, 2020 there has been no Material Adverse Change.
Section 3.05 Properties. (a) The Borrower and its Subsidiaries have good title to, or valid leasehold interests in, all its real and personal property material to their business, except for minor defects in title that do not interfere with their ability to conduct their business as currently conducted or to utilize such properties for their intended purposes or where the failure to have such title or interest would not reasonably be expected to have a Material Adverse Effect.
(b)The Borrower and its Subsidiaries collectively own, or are licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property used in their business, and such use by the Borrower and its Subsidiaries, to the best of knowledge of the Borrower, does not infringe upon the material rights of any other Person except as would not reasonably be expected to have a Material Adverse Effect.
Section 3.06 Litigation and Environmental Matters. (a) There are no actions, suits or proceedings or investigations by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Responsible Officer of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries as to which there is a reasonable expectation of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, except as disclosed in filings made by the Borrower with the SEC on or before the date that is five days prior to the date hereof.
(b)Except with respect to any other matters that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Borrower and its Subsidiaries (i) have not failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) to the knowledge of the Borrower, have not become subject to any Environmental Liability, and (iii) have not received notice of any claim with respect to any Environmental Liability.
Section 3.07 Compliance with Laws. The Borrower and its Subsidiaries are in compliance with all laws, regulations and orders of any Governmental Authority applicable to them or their property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
Section 3.08 Investment Company Status. No Loan Party is an “investment company” as such term is defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
Section 3.09 Taxes. The Borrower and its Subsidiaries have timely filed or caused to be filed all Tax returns and reports required to have been filed by them and have paid or caused to be paid all Taxes required to have been paid by them, except (a) Taxes not yet delinquent, not yet in default or that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.
Section 3.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to have a Material Adverse Effect. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Accounting Standards Codification 715-30-35-1A) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans, in each case by an amount that, if required to be paid by the Borrower and its Subsidiaries, would reasonably be expected to have a Material Adverse Effect.
Section 3.11 Disclosure. None of the reports, financial statements or certificates or other written information (other than information of a global economic or industry nature) furnished by or on behalf of the Borrower or its Affiliates to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or otherwise delivered hereunder (as modified or supplemented by other written information so furnished prior to the relevant measurement date for this representation and warranty), taken as a whole, contained as of the date such reports, financial statements, certificates or other written information were so furnished, any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information and other forward-looking statements, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time; it being recognized by the Lenders that such projections and other forward-looking statements are as to future events and are not to be viewed as facts and that actual results during the period or periods covered by any such projections or other forward-looking statements may differ significantly from the projected results and such differences may be material.

Section 3.12 Margin Regulations. No part of the proceeds of any Loan have been used or will be used by the Borrower or any Subsidiary, whether directly or indirectly, for any purpose that entails a violation of Regulation U or X of the Board.
Section 3.13 Affected Financial Institutions. No Loan Party is an Affected Financial Institution.
Section 3.14 Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and directors and to the knowledge of the Borrower its employees, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. None of the proceeds of this Agreement will be used by the Borrower directly or to the Borrower’s knowledge indirectly, for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, will violate any Anti-Corruption Law or applicable Sanctions or will violate the Patriot Act or any other applicable terrorism or money laundering laws, rules, regulations or orders.
Section 3.15 Solvency. The Borrower and its Subsidiaries are, as of the Closing Date, after giving effect to the Transactions and the making of the Loans and application of the proceeds thereof, on a consolidated basis, Solvent.
ARTICLE IV

CONDITIONS
Section 4.01 Closing Date. This Agreement shall not become effective until the time and date (the “Closing Date”) on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)The Administrative Agent shall have received a counterpart of this Agreement, duly executed by each party hereto, and the Guaranty, duly executed by each party thereto;
(b)The Administrative Agent shall have received, for the Borrower and each Guarantor, a certificate of good standing (or the equivalent) from the appropriate governing agency of such Loan Party’s jurisdiction of organization (to the extent the concept of good standing is applicable in such jurisdiction);
(c)The Administrative Agent shall have received a certificate, dated the Closing Date, of the Secretary or an Assistant Secretary of the Borrower and each Guarantor (or,

if such Loan Party does not have a secretary or assistant secretary, any other Person duly authorized to execute such a certificate on behalf of such Loan Party) certifying as to (i) specimen signatures of the persons authorized to execute Loan Documents to which such Loan Party is a party, (ii) copies of such Loan Party’s constituent organizational documents, and (iii) the resolutions of the board of directors or other appropriate governing body of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which it is a party;
(d)The Administrative Agent shall have received at least three Business Days prior to the Closing Date all documentation and other information regarding the Borrower and Guarantors required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation, to the extent reasonably requested at least ten Business Days prior to the Closing Date;
(e)The Administrative Agent shall have received a customary favorable written legal opinion dated the Closing Date (addressed to the Administrative Agent and the Lenders) of (i) Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Loan Parties, and (ii) Lowenstein Sandler LLP, New Jersey counsel for the Loan Parties;
(f)At the time of and upon giving effect to the Borrowing of any Loans on the Closing Date, the representations and warranties in this Agreement and the other Loan Documents shall be true and correct, in all material respects (and in all respects if already qualified by materiality), except to the extent any such representations or warranties are limited to a specific date, in which case, such representations and warranties are accurate in all material respects as of such specific date (and in all respects if already qualified by materiality);
(g)At the time of and upon giving effect to the Borrowing of any Loans on the Closing Date, there shall not exist any Default or Event of Default;
(h)The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming compliance as of the Closing Date with the conditions contained in paragraphs (f), (g) and (k) of this Section 4.01;
(i)The Administrative Agent shall have received a solvency certificate from a Financial Officer of the Borrower substantially in the form of Exhibit E hereto;
(j)The Administrative Agent shall have received all costs, fees, expenses (including, without limitation, legal fees and expenses) to the extent invoiced at least two Business Days prior to the Closing Date and the fees contemplated by the Fee Letter payable to the Bookrunners, the Administrative Agent or the Lenders shall have been paid on or prior to the Closing Date, in each case, to the extent required by the Fee Letter or the Loan Documents to be paid on or prior to the Closing Date;
(k)Since December 31, 2020 there shall not have occurred a Material Adverse Change; and

(l)Substantially concurrently with the Closing Date, all amounts outstanding under the Existing Credit Agreements shall have been repaid and all commitments outstanding thereunder shall have been terminated.
Section 4.02 Conditions to Certain Credit Extensions. The several obligations of each Lender to make a Loan on the occasion of any Borrowing and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, in each case during the Availability Period, is subject to the satisfaction of the following conditions:
(a)With respect to any Loan, the Administrative Agent shall have received a duly executed Borrowing Request, and, with respect to any Letter of Credit, the Administrative Agent and the applicable Issuing Bank shall have received a duly executed Letter of Credit request in compliance with Section 2.05(b) hereof or, in each case, such other notice or request reasonably satisfactory to the Administrative Agent;
(b)As of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, the representations and warranties set forth in this Agreement (other than, after the Closing Date, those set forth in Sections 3.04(b), 3.06 and 3.15) and in the other Loan Documents shall be true and correct in all material respects (and in all respects if already qualified by materiality), except to the extent any such representations or warranties are limited to a specific date, in which case, such representations and warranties are accurate in all material respects as of such specific date (and in all respects if already qualified by materiality); and
(c)At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (b) and (c) of this Section 4.03.
Section 4.03 Determinations under Section 4.01. For the purposes of determining whether the conditions precedent specified in Section 4.01 have been satisfied, each Lender shall be deemed to have consented to, approved, accepted or be satisfied with each document or other matter required thereunder to be consent to, approved by, acceptable to or satisfactory to the Lenders, unless the Administrative Agent shall have received notice from such Lender prior to the Closing Date, specifying its objection thereto.
ARTICLE V

AFFIRMATIVE COVENANTS
Until the Facility Termination, the Borrower covenants and agrees with the Lenders that:
Section 5.01 Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent (for distribution to each Lender):

(a)on or before the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) or, if such financial statements are not required to be filed with the SEC, on or before the date that is 90 days after the end of each such fiscal year, its audited consolidated balance sheet and consolidated statements of income, comprehensive income, stockholders’ equity and cash flows as of the end of and for such year, all certified by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit; provided that such report may contain a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, if such qualification or exception is related solely from the classification of the Loans hereunder as short-term indebtedness during the twelve-month period prior to the Maturity Date hereunder) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP;
(b)on or before the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) with respect to each of the first three quarterly accounting periods in each fiscal year of the Borrower or, if such financial statements are not required to be filed with the SEC, on or before the date that is 45 days after the end of each such quarterly accounting period, its consolidated balance sheet and consolidated statements of income, comprehensive income, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the elapsed portion of the fiscal year ended with the last day of such quarterly period, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;
(c)concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.04;
(d)promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;
(e)promptly after Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change; and
(f)promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may

reasonably request; provided, that such financial information is otherwise prepared by the Borrower or such Subsidiary in the ordinary course of business, is of a type customarily provided to lenders in similar credit facilities and is not subject to attorney-client or similar privilege.
Information required to be delivered pursuant to subsections (a), (b) and (d) of this Section 5.01 shall be deemed to have been delivered if such information, or one or more annual or quarterly or other reports or proxy statements containing such information shall have been posted by the Administrative Agent on IntraLinks or similar site to which the Lenders have been granted access or posted and available on the website of the SEC at http://www.sec.gov.
Section 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent (for distribution to each Lender) prompt written notice of the following:
(a)A Responsible Officer of the Borrower obtaining knowledge of the existence of any Default; and
(b)A Responsible Officer of the Borrower obtaining knowledge of the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary that, if adversely determined, would reasonably be expected to have a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 5.03 Existence; Conduct of Business. The Borrower will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence (in the case of the Borrower, to remain organized under the laws of the United States, any state thereof or the District of Columbia) except, solely in the case of a Material Subsidiary, where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (b) the rights, licenses, permits, privileges and franchises material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole except to the extent that failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any transaction permitted under Section 6.02.
Section 5.04 Payment of Taxes. The Borrower will, and will cause each of its Material Subsidiaries to, pay its Tax liabilities, that, if not paid, would reasonably be expected to have a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto.
Section 5.05 Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Material Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and casualty and condemnation excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance (which may include self-insurance and co-insurance) in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, except in the case of clauses (a) and (b), to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect or as otherwise not prohibited by this Agreement.
Section 5.06 Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct (in all material respects) entries are made of all dealings and transactions in relation to its business and activities, to the extent necessary to permit financial statements to be prepared in conformity with GAAP. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice coordinated through the Administrative Agent, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers, all at such reasonable times during normal business hours; provided that, unless an Event of Default shall have occurred and be continuing, only one visit shall be permitted during any calendar year. Notwithstanding anything to the contrary in this Section 5.06, none of the Borrower or any of its Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives) is prohibited by law or any binding agreement not entered into in contemplation of avoiding such inspection and disclosure rights, (iii) is subject to attorney-client or similar privilege or constitutes attorney work product, or (iv) in respect of which the Borrower or any Subsidiary owes confidentiality obligations to any third party not entered into in contemplation of avoiding such inspection and disclosure rights.
Section 5.07 Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws (including ERISA and Environmental Laws), rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions in all material respects.
Section 5.08 Use of Proceeds. The proceeds of the Loans will be used for general corporate purposes of the Borrower and its Subsidiaries, including to refinance the Existing Credit Agreements, make and pay dividends and distributions, to finance working capital needs, to make acquisitions and for other investments of the Borrower and its Subsidiaries, in each case as otherwise permitted hereunder. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use and shall cause its Subsidiaries not to use, the proceeds of any Borrowing or Letter of Credit in any manner that would result in the representations and warranties set forth in Section 3.12 becoming untrue. The Borrower will not directly or to the Borrower’s knowledge, indirectly, (i) use the proceeds of any Loan or Letter of Credit or (ii) lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, in any other manner that would result in a violation of applicable Sanctions by any Person party hereto (including any Person participating in the Loans, whether as underwriter, investor, or otherwise), or for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or will violate any Anti-Corruption Law.
Section 5.09 Additional Guarantors; Release of Guarantors. The Borrower shall cause (i) each of its Material Subsidiaries (other than an Excluded Subsidiary) that incurs or assumes any Indebtedness for borrowed money in the form of a debt security or a credit facility (other than this Agreement) with an outstanding principal amount in excess of $100,000,000 (such Indebtedness for borrowed money being herein referred to as “Threshold Indebtedness”), that is Guaranteed by the Borrower and (ii) each of its Subsidiaries (other than an Excluded Subsidiary) that Guarantees any Threshold Indebtedness of the Borrower, in each case, to become a party to the Guaranty as a Guarantor within 30 days of the date such Subsidiary so incurs or assumes such Threshold Indebtedness Guaranteed by the Borrower or Guarantees Threshold Indebtedness of the Borrower (or such longer period of time as is acceptable to the Administrative Agent). In the event a Subsidiary that is a Guarantor ceases to Guarantee or ceases to be the borrower of any such Threshold Indebtedness referenced in the immediately preceding sentence, the Borrower may provide written notice certifying to the occurrence of such event (which notice and certification may be provided in advance of the occurrence of such event) to the Administrative Agent, whereupon such Subsidiary shall automatically be released from the Guaranty and shall cease to be a Guarantor immediately upon the occurrence of such event. The Lenders hereby authorize the Administrative Agent to enter into any amendments, supplements or termination or release confirmations to effect the provisions of this Section 5.09.
ARTICLE VI

NEGATIVE COVENANTS
Until the Facility Termination, the Borrower covenants and agrees with the Lenders that:
Section 6.01 Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:
(a)Permitted Encumbrances;
(b)any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof (with all such Liens securing Indebtedness of any Loan Party for borrowed money being set forth in Schedule 6.01); provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary (other than the proceeds or products of the property or asset originally subject to such Lien) and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (except by the amount of any accrued interest and premiums with respect to such Indebtedness and transaction costs and expenses in connection with such refinancing, refunding, extension, renewal or replacement);

(c)Liens of any Subsidiary in favor of any Loan Party or Liens of any Loan Party in favor of another Loan Party;
(d)Liens securing Indebtedness outstanding consisting of Finance Lease Obligations or purchase money obligations (including equipment leases) provided that such Liens do not encumber any property other than property financed by such Indebtedness or subject to such Finance Lease Obligations (other than the proceeds or products thereof (it being understood for purposes of this clause (d) that individual financings provided by a Person or its Affiliates may be cross collateralized to other financings provided by such Person or its Affiliates));
(e)Liens on the assets of any Excluded Subsidiary;
(f)any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary (whether by merger or otherwise) or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary (except improvements or proceeds of such property) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and any refinancing, replacement, modification, repayment, redemption, refunding, renewal or extension thereof on such property or assets and do not increase the outstanding principal amount thereof (except by the amount of any accrued interest and premiums with respect to such Indebtedness and transaction fees, costs and expenses in connection with such refinancing, replacement, modification, repayment, redemption, refunding, renewal or extension thereof);
(g)Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests and the Indebtedness secured thereby are incurred prior to or within 270 days after such acquisition or the completion of such acquisition, construction or improvement, (ii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iii) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;
(h)any Lien arising in connection with the financing of accounts receivable by the Borrower or any of its Subsidiaries, provided that the uncollected amount of account receivables subject at any time to any such financing shall not exceed the greater of (x) $750,000,000 and (y) 2% of the Consolidated Total Assets of the Borrower as of such date;
(i)Liens not otherwise permitted by clauses (a) through (h) above securing any Indebtedness, the aggregate outstanding principal amount of which as of the date of any incurrence thereof shall not exceed 7.5% of the Consolidated Total Assets of the Borrower as of such date.
Section 6.02 Fundamental Changes. (a) The Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, consummate a Division as the Dividing Person or sell, transfer, lease or otherwise dispose of (directly or indirectly through a Subsidiary) (in one transaction or in a series of transactions) all or substantially all of the assets of the Borrower and its Subsidiaries on a consolidated basis to any Person other than the Borrower or a Subsidiary, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) any Person may merge into the Borrower in a transaction in which (x) the Borrower is the surviving corporation or (y) the surviving Person (1) is a corporation organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia, (2) has long-term senior unsecured, unguaranteed debt securities rated no lower than Baa2 by Moody’s and BBB by S&P, (3) expressly assumes all of the Borrower’s obligations under this Agreement and (4) provides such information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation, as is reasonably requested in writing by the Administrative Agent and such other approvals, opinions or documents consistent with the requirements in Section 4.01 as the Administrative Agent (in consultation with the Lenders) may reasonably request and (ii) the Borrower may consummate a Division if (v) the Division Successor which holds the rights and liabilities under this Agreement (“Division Successor Borrower”) is a corporation organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia, (w) the Division Successor Borrower has long-term senior unsecured, unguaranteed debt securities rated no lower than Baa2 by Moody’s and BBB by S&P, (x) the Division will not result in a sale, transfer, lease or other disposition of all or substantially all of the assets held the Borrower and its Subsidiaries on a consolidated basis immediately prior to giving effect to such Division, (y) the Division Successor Borrower expressly assumes all of the Borrower’s obligations under this Agreement and (z) the Division Successor Borrower provides such information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation, as is reasonably requested in writing by the Administrative Agent and such other approvals, opinions or documents consistent with the requirements in Section 4.01 as the Administrative Agent (in consultation with the Lenders) may reasonably request.
(b)The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related, incidental or ancillary thereto or that is a reasonable extension thereof.
Section 6.03 [Reserved].
Section 6.04 Consolidated Interest Coverage Ratio. The Borrower will not permit the Consolidated Interest Coverage Ratio as of the last day of any fiscal quarter of the Borrower to be less than 3.25 to 1.00.
Section 6.05 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, in excess of $25,000,000, except (a) transactions at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) compensation to employees, officers, directors, members of management or consultants (including in the form of equity grants, sales or issuances of Stock (and associated matching equity awards), restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans), severance arrangements and the payment and/or reimbursement of directors’ and officers’ fees and expenses and the provision of indemnification to directors, officers, employees, members of management and consultants of the Borrower and the Subsidiaries, (c) transactions between or among the Borrower and any Subsidiary or between or among Subsidiaries, (d) pursuant to a contract or agreement for the sharing or allocation of Taxes, (e) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into such Borrower or its Subsidiaries; provided that such agreement was not entered into in contemplation of such acquisition or merger, (f) any dividend or other distribution (whether in cash, securities or other property) with respect to any Stock in the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Stock in the Borrower, (g) transactions that are approved by a majority of the disinterested members of the board of directors of the Borrower, (h) transactions undertaken in good faith for the purpose of improving the consolidated Tax efficiency of such Borrower and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Agreement, (i) transactions with joint ventures for the purchase, sale or distribution of goods and services entered into in the ordinary course of business and (j) the existence of, and the performance of obligations of the Borrower or any of its Subsidiaries under the terms of any agreement in existence or contemplated as of the Closing Date and identified on Schedule 6.05, as these agreements may be amended, restated, amended and restated, supplemented, extended, renewed or otherwise modified from time to time; provided, however, that any future amendment, restatement, amendment and restatement, supplement, extension, renewal or other modification entered into after the Closing Date will be permitted only to the extent that its terms are not more disadvantageous in any material respect, taken as a whole, to the Lenders than the terms of the agreements on the Closing Date.
ARTICLE VII

EVENTS OF DEFAULT
If any of the following events (“Events of Default”) shall occur:
(a)the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; provided that with respect to such reimbursement obligations in respect of any LC Disbursement, such failure shall not constitute an Event of Default under this clause (a) until such failure shall continue unremedied for a period of five Business Days;
(b)the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;
(c)any representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party that is a Material Subsidiary in or in connection with this

Agreement or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made (unless any such representation or warranty is qualified as to materiality or Material Adverse Effect, in which case such representation or warranty shall prove to have been incorrect in any respect);
(d)the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.02(a), 5.03 (with respect to the Borrower’s existence) or 5.08 or in Article VI;
(e)the Borrower or any other Loan Party that is a Material Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after the Administrative Agent gives notice thereof to the Borrower (which notice will be given at the request of any Lender);
(f)the Borrower or any Loan Party that is a Material Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, and such failure shall continue after any applicable grace period;
(g)any default occurs in respect of any Material Indebtedness that results in such Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) any Indebtedness that becomes due as a result of any sale, lease, transfer or other disposition of property or assets securing such Indebtedness and (ii) any default in observance or performance of any of the obligations of the Borrower or any Material Subsidiary under any Swap Agreement that results in the exercise by the counterparty thereunder of such counterparty’s right to terminate its position under such Swap Agreement, and unless the Swap Termination Value owed by the Borrower or such Material Subsidiary as a result of such termination is greater than $250,000,000.
(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Significant Subsidiary (including any group of Subsidiaries considered collectively in the aggregate, that would constitute a Significant Subsidiary) or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any such Significant Subsidiary (including any group of Subsidiaries considered collectively in the aggregate, that would constitute a Significant Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed, undischarged or unbonded for 60 consecutive days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)the Borrower or any Significant Subsidiary (including any group of Subsidiaries considered collectively in the aggregate, that would constitute a Significant Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary (including any group of Subsidiaries considered collectively in the aggregate, that would constitute a Significant Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(j)the Borrower or any Significant Subsidiary (including any group of Subsidiaries considered collectively in the aggregate, that would constitute a Significant Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(k)one or more judgments for the payment of money in an aggregate amount in excess of $250,000,000 (to the extent not covered by independent third-party insurance or indemnity (other than standard deductibles) as to which the insurer or indemnitor has been notified of such judgment and has not denied coverage thereof) shall be entered against the Borrower or any Material Subsidiary and the same shall remain unpaid or undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or such Material Subsidiary to enforce any such judgment;
(l)an ERISA Event shall have occurred that results in liability of the Borrower or any Material Subsidiary in an aggregate amount which would reasonably be expected to have a Material Adverse Effect;
(m)a Change in Control shall occur; or
(n)the Guaranty shall cease to be valid and enforceable against any Guarantor that is a Significant Subsidiary (including any group of Subsidiaries considered collectively in the aggregate, that would constitute a Significant Subsidiary), or any such Person or Persons shall so assert in writing;
then, and during the continuance of any Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate any outstanding Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any Event of Default with respect to the Borrower described in clause (h) or (i) of this Article, any outstanding Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
ARTICLE VIII

THE ADMINISTRATIVE AGENT; THE AGENTS
Section 8.01 The Administrative Agent; the Agents. (a) Each of the Lenders and each Issuing Bank hereby irrevocably appoints the Administrative Agent and its successors and assigns as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Document.
(b)The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
(c)None of the Administrative Agent, the Agents or the Bookrunners shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing (i) none of the Administrative Agent, the Agents or the Bookrunners shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (ii) none of the Administrative Agent, the Agents or the Bookrunners shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby and in the other Loan Documents that such Person is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) and, unless and until revoked in writing, such written directions shall be binding upon each Lender and each Issuing Bank; provided, however, that no such Person shall be required to take any action that (x) it in good faith believes exposes it to liability unless it receives an indemnification satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (y) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent, the Bookrunners and the Agents, as applicable, may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided, and (iii) except as expressly set forth herein, none of the Administrative Agent, the Agents or the Bookrunners, shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained it or its Affiliates in any capacity. None of the Administrative Agent, the Agents or the Bookrunners shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction). The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement, (B) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (D) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (E) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any loss, cost, or expense suffered by the Borrower, any Subsidiary, any Lender or any Issuing Bank as a result of any determination of the Revolving Credit Exposure, any component amounts thereof or any portion thereof attributable to each lender or Issuing Bank, or any Exchange Rate or Dollar Equivalent. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(d)The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
(e)The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the revolving credit facility provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the gross negligence or willful misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.
(f)The Administrative Agent may at any time resign by notifying the Lenders, the Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Borrower (unless an Event of Default under clauses (a), (b), (h) or (i) of Article VII has occurred and is continuing), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the earlier of (x) the occurrence of the Resignation Effective Date and (y) the acceptance of its appointment as Administrative Agent hereunder by a successor, the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and, in the case of clause (y), such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent. It is understood and agreed that whether or not a successor has been appointed, any such resignation by the Administrative Agent shall become effective in accordance with any such notice delivered in accordance with this Section 8.01(f) on the Resignation Effective Date and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
(g)Each Lender and Issuing Bank expressly acknowledges that none of the Administrative Agent nor any Bookrunner nor any Agent has made any representation or warranty to it, and that no act by the Administrative Agent, any Bookrunner or any Agent hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent, such Bookrunner or such Agent to any Lender or Issuing Bank as to any matter, including whether the Administrative Agent, such Bookrunner or such Agent has disclosed material information in their (or their Related Parties’) possession. Each Lender and each Issuing Bank represents to the Administrative Agent, each Bookrunner and each Agent that it has, independently and without reliance upon the Administrative Agent, any Bookrunner, any Agent, any other Lender or Issuing Bank or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the

Administrative Agent, any Bookrunner, any Agent, any other Lender or Issuing Bank or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender and/or Issuing Bank for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, as applicable, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing. Each Lender and each Issuing Bank represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or Issuing Bank, as applicable, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.
(h)Nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender or Issuing Bank for any sum or the profit element of any sum received by the Administrative Agent for its own account.
(i)Anything herein to the contrary notwithstanding, none of the Agents or the Bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in their capacity, as applicable, as Agent, a Lender or any Issuing Bank hereunder.
(j)In case of the pendency of any proceeding with respect to any Loan Party under any federal or state bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or other Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(i)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent allowed in such judicial proceeding; and
(ii)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the Issuing Banks to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.
Section 8.02 Administrative Agent’s Reliance, Indemnification. Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by it under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction by a final and nonappealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder.
Section 8.03 Certain ERISA Matters. (a) Each Lender and each Issuing Bank (x) represents and warrants, as of the date such Person became a Lender or Issuing Bank party hereto, to, and (y) covenants, from the date such Person became a Lender or Issuing Bank party hereto to the date such Person ceases being a Lender or Issuing Bank party hereto, for the benefit of, the Administrative Agent, the Agents and the Bookrunners and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender or such Issuing Bank is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with such Lender’s or such Issuing Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-

23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s or such Issuing Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)(A) such Lender or such Issuing Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender or such Issuing Bank to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s or such Issuing Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or Issuing Bank or such Lender or such Issuing Bank has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender or such Issuing Bank further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Agents and the Bookrunners and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, any Agent or any Bookrunner or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent, any Agent or any Bookrunner under this Agreement, any Loan Document or any documents related thereto).
(c)The Administrative Agent, each Agent and each Bookrunner hereby informs the Lenders and the Issuing Banks that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, arrangement fees, commitment fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
Section 8.04 Erroneous Payments.
(a)Each Lender and each Issuing Bank hereby agrees that (x) if the Administrative Agent notifies such Lender or such Issuing Bank, as applicable, that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or such Issuing Bank, as applicable, from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or such Issuing Bank, as applicable (whether or not known to such Lender or such Issuing Bank), and demands the return of such Payment (or a portion thereof), such Lender or such Issuing Bank, as applicable, shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or such Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, no such Lender or Issuing Bank shall assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender or any Issuing Bank under this Section 8.04 shall be conclusive, absent manifest error.
(b)Each Lender and each Issuing Bank hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender and each Issuing Bank agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or such Issuing Bank, as applicable, shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or such Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c)The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender or any Issuing Bank that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or such Issuing Bank with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that for the avoidance of doubt, the immediately preceding clause (y) shall not apply to the extent any such Payment is, and solely with respect to the amount of such Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Payment.
(d)Each party’s obligations under this Section 8.04 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender or an Issuing Bank, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
ARTICLE IX

MISCELLANEOUS
Section 9.01 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or, to the extent provided in paragraph (b) below, facsimile or electronic mail, as follows:
if to the Borrower, to it at:
Keurig Dr Pepper Inc.
6425 Hall of Fame Lane
Frisco, TX 75034
Attention: Dan Morrell, Treasurer
E-mail: Dan.Morrell@kdrp.com
with a copy to:
Keurig Dr Pepper Inc.
6425 Hall of Fame Lane
Frisco, TX 75034
Attention: Anthony Shoemaker, Chief Legal Officer,
General Counsel & Secretary
E-mail: anthony.shoemaker@kdrp.com

and
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attn: Steven Messina
Facsimile No.: 917-777-3509
Email: steven.messina@skadden.com
if to the Administrative Agent, to:
JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road
NCC5, Floor 1
Newark, DE 19713-2107
Attention: Loan & Agency Services Group
Telephone No.: (302) 634-7761
Facsimile No.: (302) 634-4733
Email: yili.x.xu@chase.com
Agency Withholding Tax Inquiries:
Email: agency.tax.reporting@jpmorgan.com
Agency Compliance/Financials/Intralinks:
Email: covenant.compliance@jpmchase.com
with a copy to:
JPMorgan Chase Bank, N.A.
8181 Communication Parkway
Bldg B, 6th Floor
Plano, TX 75024
Attention: Gregory T. Martin
Telephone No.: (214) 965-2171
Email: gregory.t.martin@jpmorgan.com
if to JPMorgan as Issuing Bank, to:
JPMorgan Chase Bank, N.A.
10420 Highland Manor Dr. 4th Floor
Tampa, FL 33160
Attention: Standby LC Unit
Telephone No.: (800) 364-1969
Facsimile No.: (856) 294-5267
Email: GTS.Client.Services@jpmchase.com
with a copy to:
JPMorgan Chase Bank, N.A.

500 Stanton Christiana Rd.
NCC5, Floor 1
Newark, DE 19713
Attention: Loan & Agency Services Group
Telephone No.: (302) 634-7761
Facsimile No.: (302) 634-4733
Email: yili.x.xu@chase.com
JPMorgan Chase Bank, N.A.
8181 Communication Parkway
Bldg B, 6th Floor
Plano, TX 75024
Attention: Gregory T. Martin
Telephone No.: (214) 965-2171
Email: gregory.t.martin@jpmorgan.com
if to any other Lender, to it at:
its address (or facsimile number or electronic mail address) set forth in its
Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent, an Issuing Bank or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by facsimile or electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, SyndTrak, ClearPar or a substantially similar Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System. Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. “Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®,

ClearPar®, Debt Domain, SyndTrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent or any Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
(d)NONE OF THE ADMINISTRATIVE AGENT, THE BOOKRUNNERS, THE ISSUING BANKS, ANY OF THE LENDERS, OR ANY RELATED PARTY OF ANY OF THE FOREGOING PERSONS OR ANY OF THEIR OFFICERS, DIRECTORS, PARTNERS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, THE “AGENT PARTIES”) SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH SUCH PARTY EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN SUCH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS OR THEREBY, EXCEPT TO THE EXTENT ARISING FROM THE BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PARTY, OR THE MATERIAL BREACH BY SUCH PARTY OF SECTION 9.12, IN EACH CASE IN THE USE OF SUCH SYSTEMS, AS DETERMINED BY A FINAL, NON- APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR CODE DEFECTS IS MADE BY THE AGENT PARTIES IN CONNECTION WITH SUCH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS.

Section 9.02 Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.
(b)Subject to Section 2.13 and Section 9.02(c) below, neither this Agreement nor any other Loan Document nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (and acknowledged by the Administrative Agent) or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than (x) interest accruing pursuant to Section 2.12(e) or a waiver thereof and (y) amendments to the definition of “Applicable Rate” pursuant to the last sentence thereof), or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon (other than interest accruing pursuant to Section 2.12(e) or a waiver thereof), or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) release all or substantially all of the Guarantors (other than in accordance with Section 5.09 or Section 9.17) without the written consent of each Lender or (vii) change the definition of “Agreed Currencies” without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Banks hereunder without the prior written consent of the Administrative Agent or the Issuing Banks, as the case may be. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender to the extent set forth in Section 2.19(b).
(c)Notwithstanding anything in this Agreement (including, without limitation, this Section 9.02(b)) or any other Loan Document to the contrary, (i) this Agreement and the other Loan Documents may be amended to effect a Commitment Increase or an extension of this Agreement pursuant to Section 2.20 or 2.21, respectively, (and the Administrative Agent and the

Borrower may effect such amendments to this Agreement and the other Loan Documents without the consent of any other Person) as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the terms of any such Commitment Increase or extension of this Agreement; (ii) guarantees or supplements or joinders to the Guaranty executed by Subsidiaries in connection with this Agreement or any terminations or releases thereof pursuant to Section 5.09 or Section 9.17 may be in a form reasonably determined by the Administrative Agent and may be, together with any other Loan Document, entered into, amended, supplemented or waived (without the consent of any other Person) by the applicable Subsidiary or Subsidiaries, Loan Party or Loan Parties and the Administrative Agent in its sole discretion and (iii) this Agreement and the other Loan Documents may be amended as set forth in Section 2.13.
(d)Notwithstanding the foregoing, the Administrative Agent, with the prior written consent of the Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other error in any Loan Document and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.
Section 9.03 Expenses; Indemnity; Damage Waiver. (a) To the extent the Closing Date occurs, the Borrower shall pay (i) all reasonable and documented out-of-pocket expenses (including due diligence expenses, syndication expenses, consultant’s fees and expenses, travel expenses, but in the case of legal fees limited to reasonable fees, charges and disbursements of one counsel and if reasonably required by the Administrative Agent, local counsel or specialist counsel, and, if there is an actual or perceived conflict of interest that requires separate representation for any Agent, any Bookrunner, any Issuing Bank or any Lender, one additional counsel for each Person subject to such conflict of interest (in each case except allocated costs of in-house counsel)) incurred by the Bookrunners, the Administrative Agent, and their respective Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by any Agent, the Bookrunners, any Issuing Bank or any Lender, including the fees, charges and disbursements of one counsel for the Administrative Agent, the Bookrunners, any Issuing Bank or any Lender in connection with the enforcement or protection of their rights (A) in connection with this Agreement, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)The Borrower shall indemnify the Administrative Agent, the Bookrunners, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of one counsel for any Indemnitee and if reasonably required by the

Administrative Agent, local counsel or specialist counsel, and, if there is an actual or perceived conflict of interest that requires separate representation for any Indemnitee, one additional counsel for each Person subject to such conflict of interest (in each case except allocated costs of in-house counsel), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability arising from any activities or operations of, or ownership of any property by, the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to (A) the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to arise from the bad faith, gross negligence or willful misconduct of such Indemnitee or the material breach by such Indemnitee of the express terms of this Agreement, (B) to the extent that such losses, claims, damages, liabilities or related expenses arise out of, or in connection with, any proceeding that does not involve an act or omission by the Borrower or any of its Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than in its capacity as an agent, arranger or bookrunner with respect to the credit facility evidenced hereby), or (C) to the extent of any settlement of any proceeding if the amount of such settlement was effected without the Borrower’s consent (which consent shall not be unreasonably withheld), but if settled with the Borrower’s written consent or if there is a final judgment for the plaintiff in any such proceeding, the Borrower agrees to indemnify and hold harmless each Indemnitee from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with this Section 9.03(b). To the extent that the undertakings to defend, indemnify, pay and hold harmless as set forth in this Section 9.03(b) may be unenforceable in whole or in part because they are violative of any law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all such losses, claims, damages, liabilities and related expenses incurred by the Indemnitees or any of them. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.
(c)To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Bookrunners or any Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Bookrunners or such Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that (i) the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Bookrunners or such Issuing Bank in its capacity as such and (ii) no such payment shall release any of the Borrower’s indemnity or reimbursement obligations under the Loan Documents.

(d)To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, and each Indemnitee shall not assert, and hereby waives, any claim against the Borrower, in each case on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing contained in this paragraph shall limit the Borrower’s obligations set forth in this Section 9.03.
Section 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than (i) the Borrower and its Subsidiaries, (ii) natural persons and investment vehicles of natural persons and (iii) any Defaulting Lender or any Subsidiary of a Defaulting Lender) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:
(A)the Borrower, provided that, the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten Business Days after having received a written request for its consent to such proposed assignment; provided, further, that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under Article VII(a), (b), (h) or (i) has occurred and is continuing, any other assignee; and
(B)the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment, an Affiliate of a Lender or an Approved Fund; and
(C)in the case of an assignment of any Commitment, each Issuing Bank.

(ii)Assignments shall be subject to the following additional conditions:
(A)except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under Article VII(a), (b), (h) or (i) has occurred and is continuing;
(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of Commitments or Loans or to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of Commitments or Loans;
(C)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
(D)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and any of its Subsidiaries, and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws.
For the purposes of this Section 9.04(b), the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
(iii)Subject to acceptance and recording thereof pursuant to paragraph (b) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03 to the extent that any claim thereunder relates to an event arising prior to such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements and any interest thereon owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Sections 2.05(c), 2.05(d) or (e), 2.06(b), 2.17(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)(i) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) (other than (i) the Borrower and its Subsidiaries, (ii) natural persons and investment vehicles of natural persons and (iii) any Defaulting Lender or any Subsidiary of a Defaulting Lender) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first
1

proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(e), it being understood that the documentation required under Section 2.16(e) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant agrees to be subject to the provisions of Sections 2.17 and 2.18 as if it were an assignee under paragraph (b) of this Section. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.18(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.
(ii)A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless (x) the sale of the participation to such Participant is made with the Borrower’s prior written consent or (y) such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender and in any event shall not be entitled to any greater payment than the applicable Lender that sold such participation to such Participant would have been entitled to receive. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, central bank or similar institution and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement of any provision hereof.
Section 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in one or more counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective on the Closing Date, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic communication (including by electronic mail as a .pdf or .tif attachment) shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all Obligations held by such Lender to the extent then due and owing, irrespective of whether or not such Lender shall have made any demand under this Agreement. Each Lender agrees to notify the Borrower promptly of its exercise of any rights under this Section, but the failure to provide such notice shall not otherwise limit its rights under this Section or result in any liability to such Lender. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
Section 9.09 Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and any claim or controversy arising hereunder or related hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York;
(b)Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(c)Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Each party to this Agreement irrevocably consents to service of process at the address provided for in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH

OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 9.12 Confidentiality. (a) Each of the Administrative Agent, the Agents, the Bookrunners, the Issuing Banks and the Lenders (each, a “Disclosing Party”) agrees to maintain the confidentiality of the Information (as defined below) in accordance with such Person’s customary procedures for handling confidential information of such nature, except that Information may be disclosed (i) to Related Parties of such Disclosing Party, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) upon the request or demand of any regulatory authority having jurisdiction over such Disclosing Party or its Affiliates (in which case such Disclosing Party shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority (x) promptly notify the Borrower, in advance, to the extent permitted by law and (y) so furnish only that portion of such information which the applicable Disclosing Party is legally required to disclose), (iii) in any legal, judicial, administrative proceeding or other compulsory process or as required by applicable law or regulations (in which case such Disclosing Party shall except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority (x) promptly notify the Borrower, in advance, to the extent permitted by law and (y) so furnish only that portion of such information which the applicable Disclosing Party is legally required to disclose), (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions no less restrictive than those of this Section, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower, (viii) to any credit insurer or reinsurer (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, (ix) on a confidential basis to any rating agency in connection with rating the Borrower or any of its Subsidiaries or the Loans hereunder, (x) to the CUSIP bureau, solely to the extent such confidential information is necessary to obtain CUSIP numbers and in consultation with the Borrower or (xi) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Disclosing Party on a non-confidential basis from a source other than the Borrower or any of its Related Parties not known by such Disclosing Party to be disclosed by such source in breach of any legal or contractual obligation to the Borrower or any of its Related Parties). In addition, each Disclosing Party may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers in connection with the administration and management of this Agreement and the other Loan Documents; provided that, no such Disclosing Party shall disclose the identity of the Borrower. For the purposes of this Section, “Information” means all information that is made available to any Disclosing Party by or on behalf of the Borrower or any of its Related Parties in connection with this Agreement and the transactions contemplated hereby, other than any such information that is available to such Disclosing Party on a non-confidential basis prior to disclosure by the Borrower or any of its Related Parties, excluding any information which, to such Disclosing Party’s actual knowledge, has been disclosed by the source of such information in violation of a duty of confidentiality to the Borrower or any of its Affiliates. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(b)EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NONPUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
(c)ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS SUBSIDIARIES, AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
Section 9.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at
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the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
Section 9.14 Patriot Act. Each Lender subject to the Patriot Act and the Beneficial Ownership Regulation hereby notifies the Borrower and each Guarantor that, pursuant to Section 326 of the Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, including the name and address of the Borrower and each Guarantor and other information that will allow such Lender to identify the Borrower and each Guarantor in accordance with the Patriot Act and the Beneficial Ownership Regulation.
Section 9.15 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 9.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Agents and the Bookrunners are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Agents and the Bookrunners, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent,
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the Agents, the Bookrunners and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person, (B) irrespective of whether any Lender, any Bookrunner, any Agent, the Administrative Agent or any of their Affiliates has advised or is advising the Borrower on other matters, the Borrower shall not claim any such fiduciary, advisory or agency relationship or services and the Borrower acknowledges that none of the Administrative Agent, any Agent, any Lender, any Bookrunner or any of their Affiliates owes a fiduciary or similar duty to the Borrower in connection with the Transactions or the process leading thereto and; and (iii) the Administrative Agent, the Lenders, the Agents and the Bookrunners and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Agent nor any Bookrunner or Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates.
Section 9.17 Release of Guarantors. Notwithstanding anything to the contrary contained herein or in any other Loan Document:
(a)A Guarantor shall automatically be released and discharged in full from its obligations under the Guaranty upon the consummation of any transaction permitted by this Agreement as a result of which such Guarantor ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. In connection with any termination or release pursuant to this Section, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.
(b)Further, the Administrative Agent may (and is hereby irrevocably authorized by each Lender to), upon the request of the Borrower, release any Guarantor from its obligations under the Guaranty if, as of the time such Guarantor is released and immediately after giving effect thereto, the Guaranty of such Guarantor is not required by Section 5.09.
(c)At such time as the principal and interest with respect to all Loans and all other monetary payment Obligations which are then due and payable (other than contingent indemnification obligations and other Obligations expressly stated to survive such payment and termination) have been paid in full and all Commitments and Letters of Credit have terminated or expired (or cash collateral has been provided, or other satisfactory arrangements have been made, with respect thereto pursuant to Section 2.05(c)) and all LC Disbursements have been reimbursed (such time, the “Facility Termination”), the Guaranty and all obligations (other than those expressly stated to survive such termination) of each Guarantor thereunder shall automatically terminate and be released and discharged in full, all without delivery of any instrument or performance of any act by any Person. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if within 180 days after such release (or such longer period under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect during which any payment in respect of the Obligations guaranteed thereby can be annulled, avoided, set aside, rescinded, invalidated,
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declared to be fraudulent or preferential or otherwise required to be refunded or repaid) any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made; provided, however, that any such reinstated guarantee shall be released immediately upon the Obligations being indefeasibly paid in full.
Section 9.18 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
Section 9.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the applicable Loan Party in respect of any such sum due from it to the Administrative Agent or any Lender or Issuing Bank hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the

Administrative Agent or such Lender or Issuing Bank, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender or Issuing Bank, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender or Issuing Bank from any Loan Party in the Agreement Currency, each Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender or Issuing Bank, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender or Issuing Bank in such currency, the Administrative Agent or such Lender or Issuing Bank, as the case may be, agrees to return the amount of any excess to the applicable Loan Party (or to any other Person who may be entitled thereto under applicable law).
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

KEURIG DR PEPPER INC., as Borrower

By	/s/ Dan Morrell
	Name:	Dan Morrell
	Title:	Vice President & Treasurer

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Lender and Issuing Bank

By	/s/ Monica Aguirre
	Name:	Monica Aguirre
	Title:	Vice President

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as Lender and Issuing Bank

By	/s/ Nicholas Cheng
	Name:	Nicholas Cheng
	Title:	Director

[Signature Page to Credit Agreement]

GOLDMAN SACHS BANK USA, as Lender and Issuing Bank

By	/s/ Ananda DeRoche
	Name:	Ananda DeRoche
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

BNP PARIBAS, as Lender

By	/s/ Vikas Khandelwal
	Name:	Vikas Khandelwal
	Title:	Managing Director

By	/s/ Nanette Baudon
	Name:	Nanette Baudon
	Title:	Director

[Signature Page to Credit Agreement]

Intesa Sanpaolo S.p.A., New York Branch, as Lender

By	/s/ Jordan Schweon
	Name:	Jordan Schweon
	Title:	Managing Director

By	/s/ Alessandro Toigo
	Name:	Alessandro Toigo
	Title:	Head of Corporate Desk

[Signature Page to Credit Agreement]

MIZUHO BANK, LTD, as Lender

By	/s/ Tracy Rahn
	Name:	Tracy Rahn
	Title:	Executive Director

[Signature Page to Credit Agreement]

Morgan Stanley Bank, N.A.

By	/s/ Michael King
	Name:	Michael King
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

Sumitomo Mitsui Banking Corporation, as Lender

By	/s/ Rosa Pritsch
	Name:	Rosa Pritsch
	Title:	Director

[Signature Page to Credit Agreement]

TRUIST BANK, as Lender

By	/s/ Kenneth M. Blackwell
	Name:	Kenneth M. Blackwell
	Title:	Director

[Signature Page to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender

By	/s/ Michael J. Stein
	Name:	Michael J. Stein
	Title:	Director

[Signature Page to Credit Agreement]

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH, as Lender

By	/s/ Brian Crowley
	Name:	Brian Crowley
	Title:	Managing Director

By	/s/ Miriam Trautmann
	Name:	Miriam Trautmann
	Title:	Senior Vice President

[Signature Page to Credit Agreement]

Citibank N.A., as Lender

By	/s/ Robert J. Kane
	Name:	Robert J. Kane
	Title:	Managing Director

[Signature Page to Credit Agreement]

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as Lender

By	/s/ Van Brandenburg
	Name:	Van Brandenburg
	Title:	Managing Director

By	/s/ Irene Stephens
	Name:	Irene Stephens
	Title:	Executive Director

[Signature Page to Credit Agreement]

Credit Agricole Corporate and Investment Bank, as Lender

By	/s/ Jean-Michel Fatovic
	Name:	Jean-Michel Fatovic
	Title:	Managing Director

By	/s/ Myra Martinez
	Name:	Myra Martinez
	Title:	Director

[Signature Page to Credit Agreement]

HSBC BANK CANADA

By	/s/ Lotfi Bengalouze
	Name:	Lotfi Bengalouze
	Title:	Assistant Vice President-International
Subsidiaries

[Signature Page to Credit Agreement]

HSBC Bank USA, National Association, as Lender

By	/s/ Kyle Patterson
	Name:	Kyle Patterson
	Title:	Senior Vice President

[Signature Page to Credit Agreement]

ROYAL BANK OF CANADA, as Lender

By	/s/ John Flores
	Name:	John Flores
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as Lender

By	/s/ Brian MacFarlane
	Name:	Brian MacFarlane
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

U.S. Bank National Association, as Lender

By	/s/ Michael P. Dickman
	Name:	Michael P. Dickman
	Title:	Senior Vice President

[Signature Page to Credit Agreement]

Agricultural Bank of China Ltd, New York Branch, as Lender

By	/s/ Nelson Chou
	Name:	Nelson Chou
	Title:	Head of Corporate Banking

[Signature Page to Credit Agreement]

CREDIT SUISSE AG, New York Branch, as Lender

By	/s/ Judith Smith
	Name:	Judith Smith
	Title:	Authorized Signatory

By	/s/ Michael Dieffenbacher
	Name:	Michael Dieffenbacher
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as Lender

By	/s/ Miranda Stokes
	Name:	Miranda Stokes
	Title:	Managing Director, SVP

[Signature Page to Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as Lender

By	/s/ Lauren Potts
	Name:	Lauren Potts
	Title:	Vice President

[Signature Page to Credit Agreement]

THE HUNTINGTON NATIONAL BANK, as Lender

By	/s/ Martin H. McGinty
	Name:	Martin H. McGinty
	Title:	Director

[Signature Page to Credit Agreement]

People's United Bank, National Association, as Lender

By	/s/ Darci Buchanan
	Name:	Darci Buchanan
	Title:	Senior Vice President

[Signature Page to Credit Agreement]